AGREEMENT AND PLAN OF MERGER

BY AND AMONG

COUNTERPATH CORPORATION,

ALIANZA, INC.

AND

COUNTERPATH MERGER SUB, INC.

DATED DECEMBER 6, 2020

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement"), dated as of December 6, 2020, is by and among CounterPath Corporation, a Nevada corporation (the "Company"), Alianza, Inc., a Delaware corporation ("Parent"), and CounterPath Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent ("Merger Sub").  Capitalized terms not otherwise defined herein have the meanings ascribed to them in Schedule A.

RECITALS

A. Parent desires to acquire the Company on the terms and subject to the conditions set forth in this Agreement.

B. Upon the terms and subject to the conditions set forth in this Agreement, Merger Sub will be merged with and into the Company, with the Company continuing as the surviving corporation (the "Merger"), with the Merger to be effected pursuant to Chapter 92A of the Nevada Revised Statutes, as amended (the "NRS").

C. A special independent committee (the "Committee") of certain independent members of the board of directors of the Company (the "Company Board") has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, and (ii) has recommended to the Company Board that it approve and declare advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein and recommend that, upon the terms and subject to the conditions contained herein, stockholders of the Company approve the Merger.

D. The Company Board, after receiving financial and legal advice and following the receipt and review of recommendations from the Committee, has unanimously (i) determined that this Agreement and the transactions contemplated hereby are in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions contained herein, (iii) resolved that the Merger shall be effected pursuant to Chapter 92A of the NRS, and (iv) determined, upon the terms and subject to the conditions contained herein, to recommend that stockholders of the Company approve the Merger.

E. The board of directors of Merger Sub (the "Board") has approved and declared advisable, and each of the board of directors of Parent and Parent, as the sole stockholder of Merger Sub, has approved or adopted, this Agreement and the transactions contemplated hereby, including the Merger, upon the terms and subject to the conditions and limitations set forth in this Agreement and in accordance with Chapter 92A of the NRS.

F. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements herein and intending to be legally bound, the parties hereto agree as follows:

1. The Merger.

1.1 The Merger.  On the terms and subject to the conditions set forth in this Agreement, and in accordance with Chapter 92A of the NRS, at the Effective Time, Merger Sub shall be merged with and into the Company.  At the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation").  The Merger shall be effected pursuant to Chapter 92A of the NRS and shall have the effects set forth in the applicable provisions of Chapter 92A of the NRS.

1.2 Closing.  The closing (the "Closing") of the Merger shall take place remotely within three Business Days following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Section 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions at the Closing), or at such other place, time and date as shall be agreed in writing between the Company and Parent.  The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

1.3 Effective Time.  Concurrently with the Closing, the parties shall file with the Nevada Secretary the articles of merger relating to the Merger (the "Articles of Merger"), executed in accordance with the relevant provisions of Chapter 92A of the NRS.  The Merger shall become effective at the time that the Articles of Merger have been duly filed with the Nevada Secretary, or at such later time as the Company and Parent shall agree and cause the Company and Merger Sub to specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

1.4 Effects.  The Merger shall have the effects set forth in this Agreement and the applicable provisions of Chapter 92A of the NRS.

1.5 Articles of Incorporation and Bylaws.  The Articles of Incorporation of the Company shall, at the Effective Time, by virtue of the Merger and without any further action, be amended and restated to read in its entirety as set forth on Exhibit A and, as so amended and restated, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law, except that references to the name of Merger Sub shall be replaced by references to the name of the Surviving Corporation.

1.6 Directors and Officers of Surviving Corporation.  The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified, as the case may be.  The officers of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

2. Effect on the Capital Stock of the Constituent Entities.

2.1 Effect on Capital Stock.  At the Effective Time, by virtue of the Merger and without any further action on the part of the Company, Parent, Merger Sub or any holder of shares of Company Common Stock or shares of common stock, par value $0.001 per share, of Merger Sub (the "Merger Sub Common Stock"):

(a) Conversion of Merger Sub Common Stock.  Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.  From and after the Effective Time, all certificates representing shares of Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

(b) Cancellation of Treasury Stock; Cancellation of Parent-Owned Stock; Conversion of Subsidiary-Owned Stock.

(i) Each share of Company Common Stock held by the Company (or held in the Company's treasury) immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each share of Company Common Stock that is owned directly by Parent or Merger Sub immediately prior to the Effective Time, if any, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Conversion of Company Common Stock.  Subject to Section 2.2 and Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled or converted into shares of the Surviving Corporation in accordance with Section 2.1(b)) shall be converted into the right to receive the Per Share Purchase Price, without interest (the "Merger Consideration") and net of any withholding.  All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration.

(d) Adjustments to the Per Share Purchase Price and Merger Consideration.  Without limiting the restrictions set forth in Section 5.1, if between the date of this Agreement and the Effective Time the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the Per Share Purchase Price and the Merger Consideration will be appropriately adjusted to provide to the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

2.2 Exchange of Certificates; Payment Fund.

(a) Paying Agent.  Prior to the Effective Time, Parent shall, at its sole cost and expense, appoint a bank or trust company reasonably acceptable to the Company to act as agent (the "Paying Agent") for the holders of Company Common Stock to receive the aggregate Merger Consideration to which such holders shall become entitled pursuant to Section 2.1(c).  Immediately prior to the Effective Time, Parent shall deposit with the Paying Agent, cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c).  All such cash deposited pursuant to this Section 2.2(a) is hereinafter referred to as the "Payment Fund."

(b) Letter of Transmittal.  As a schedule to the Proxy Statement and together with the mailing of the Proxy Statement, Parent shall cause the Paying Agent to mail to each holder of record of Company Common Stock who is entitled to receive the Merger Consideration pursuant to Section 2.1(c) a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, shall be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares held in book-entry form) as Parent may specify subject to the Company's reasonable approval, and shall be prepared prior to the Closing), together with instructions thereto.

(c) Merger Consideration Received in Connection with Exchange.  Upon (i) in the case of shares of Company Common Stock represented by a Certificate, the surrender of such Certificate for cancellation to the Paying Agent together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, or (ii) in the case of shares of Company Common Stock held in book-entry form, the receipt of an "agent's message" by the Paying Agent, in each case together with such other documents as may reasonably be required by the Paying Agent, the holder of such shares shall be entitled to receive in exchange therefor the Merger Consideration into which such shares of Company Common Stock have been converted pursuant to Section 2.1(c).  In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Certificate representing such Company Common Stock (or, if such Company Common Stock is held in book-entry form, proper evidence of such transfer) is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid.  Until surrendered as contemplated by this Section 2.2(c), each share of Company Common Stock, and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, without any interest thereon and net of any withholding, that the holders of shares of Company Common Stock are entitled to receive in respect of such shares pursuant to Section 2.1(c).  No interest shall be paid or shall accrue on the cash payable upon surrender of any Certificate (or shares of Company Common Stock held in book-entry form).

(d) No Further Ownership Rights in Company Common Stock.  The Merger Consideration paid in accordance with the terms of this Section 2 upon conversion of any shares of Company Common Stock shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Company Common Stock.  From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of shares of Company Common Stock that were outstanding immediately prior to the Effective Time.  Subject to Section 2.2(e), if, after the Effective Time, any Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) are presented to Parent or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Section 2.

(e) No Liability.  Any portion of the Payment Fund (including any interest received with respect thereto) made available to the Paying Agent that remains unclaimed by the holders of Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) twelve months after the Effective Time will be returned to the Surviving Corporation or an Affiliate thereof designated by the Surviving Corporation, upon demand, and any such holder who has not tendered its Certificates formerly representing shares of Company Common Stock (or shares of Company Common Stock held in book-entry form) for the Merger Consideration in accordance with Section 2.2(c) prior to such time shall thereafter look only to the Surviving Corporation (subject to abandoned property, escheat or other similar Laws) for delivery of the Merger Consideration, without interest and net of applicable withholding of Taxes as provided in Section 2.2(g), in respect of such holder's surrender of their Certificates formerly representing shares of Company Common Stock; provided, that none of the Company, Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any portion of the Payment Fund delivered to a public official pursuant to any applicable abandoned property, escheat or other similar Law.

(f) Investment of Payment Fund.  The Paying Agent shall invest any cash in the Payment Fund if and as directed by Parent; provided, that such investment shall be in obligations of, or guaranteed by, the United States of America, in commercial paper obligations of issuers organized under the Law of a state of the United States of America, rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, respectively, or in certificates of deposit, bank repurchase agreements or bankers' acceptances of commercial banks with capital exceeding $10 billion, or in mutual funds investing in such assets.  Any interest and other income resulting from such investments shall be paid to, and be the property of, Parent.  No investment losses resulting from investment of the Payment Fund shall diminish the rights of any of the Company's stockholders to receive the Merger Consideration or any other payment as provided herein.  To the extent there are losses with respect to such investments or the Payment Fund diminishes for any other reason below the level required to make prompt cash payment of the aggregate Merger Consideration payable pursuant to Section 2.1(c), Parent shall reasonably promptly replace or restore the cash in the Payment Fund so as to ensure that the Payment Fund is at all times maintained at a level sufficient to make such cash payments.

(g) Withholding Rights.  Each of Parent, the Company and the Paying Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Company Common Stock and any holder of an award described in Section 2.4 pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under applicable Tax Law.  Each such payor shall take all action that may be necessary to ensure that any such amounts so withheld are promptly and properly remitted to the appropriate taxing authority.  Amounts so withheld and paid over to the appropriate taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which such deduction or withholding was made.

(h) Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Paying Agent shall, in exchange for such lost, stolen or destroyed Certificate, pay the Merger Consideration deliverable in respect thereof pursuant to this Agreement; provided, however, that Merger Sub may, in its sole discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in a reasonable sum as it may reasonably direct as indemnity against any claim that may be made against Parent, Merger Sub, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

2.3 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, to the extent that holders thereof are entitled to dissenters rights under Chapter 92A of the NRS, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised and perfected such Person's demand for dissenters rights under Chapter 92A of the NRS (the "Dissenting Shares"), shall not be converted into the right to receive the Merger Consideration.  At the Effective Time, the Dissenting Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, but the holders of such Dissenting Shares shall be entitled to receive such consideration as shall be determined pursuant to Chapter 92A of the NRS; provided, however, that if any such holder shall have failed to perfect or shall have effectively withdrawn or lost such holder's right to dissent and obtain payment of fair value under Chapter 92A of the NRS (whether occurring before, at or after the Effective Time), such holder's shares of Company Common Stock shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration, without any interest thereon, and such shares shall not be deemed to be Dissenting Shares.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of an equity owner of the Surviving Corporation or of a stockholder of Parent.

(b) The Company shall give prompt written notice to Parent of any demands for appraisal of any shares of Company Common Stock, withdrawals of such demands and any other instruments, notices or demands served pursuant to Chapter 92A of the NRS received by the Company relating to appraisal demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands.  Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

2.4 Company Stock Awards; Company ESPP.

(a) No Assumption of Awards or Plans.  No Company Stock Options or Company Deferred Share Units shall be continued, converted, assumed or replaced by the Surviving Corporation in connection with the transactions contemplated hereby.  The Company will take all necessary and appropriate actions so that the Company Stock Plans shall be terminated immediately prior to the Effective Time.

(b) Company Stock Options.  Effective as of the Effective Time, the Company will have each holder of an unvested Company Stock Option enter into an agreement that each such Company Stock Option shall be canceled and each holder of a vested Company Stock Option enter into an agreement that each such Company Stock Option shall be canceled and converted into the right of the holder thereof to receive from the Company an amount in cash payable as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth day after the Closing Date) equal to the product of (i) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Stock Option and (ii) the number of shares of Company Common Stock subject to such Company Stock Option, reduced by any required tax withholding.  Each Company Stock Option with a per share exercise price equal to or greater than the Merger Consideration shall be canceled without consideration as of the Effective Time.

(c) Company Deferred Share Units.  Effective as of the Effective Time, the Company will have each holder of a Company Deferred Share Unit enter into an agreement that each such Company Deferred Share Unit shall be canceled and converted into the right of the holder thereof to receive a cash payment from the Company payable as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth day after the Closing Date) equal to the product of (i) the Merger Consideration and (ii) the number of shares of Company Common Stock subject to such Company Deferred Share Unit, reduced by any required tax withholding.

(d) Company ESPP.  Prior to the Effective Time, the Company will take all necessary and appropriate actions to suspend the Company ESPP and the Company will obtain all necessary approvals such that (i) all outstanding purchase rights under the Company ESPP will automatically be exercised, in accordance with the terms of the Company ESPP, upon the earlier of (x) immediately prior to the Effective Time and (y) the last day of the Pay Period (as defined in the Company ESPP) in progress as of the date of this Agreement (the "Final Offering"), (ii) no employee who is not a participant in the Company ESPP as of the end of the Business Day immediately prior to the date hereof may become a participant in the Company ESPP and no current participant may increase the amount of his or her participation or payroll deduction election from that in effect on the date hereof, (iii) the Company ESPP shall be terminated immediately prior to the Effective Time and (iv) no further purchase rights are granted under the Company ESPP following the Final Offering.

(e) Section 409A.  To the extent that any award described in this Section 2.4 constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with this Agreement and the applicable award's terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a tax or penalty under Section 409A of the Code.

(f) Board Actions.  Prior to the Effective Time, the Company Board (or, if appropriate, any committee thereof administering any Company Stock Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.4, including making any determinations and/or adopting resolutions of the Company Board or a committee thereof or any administrator of a Company Stock Plan as may be necessary.

2.5 Further Assurance.  Each of the Company, Parent and Merger Sub agree to take all commercially reasonable action to cause the Merger to become effective as soon as practicable following the satisfaction or waiver of the conditions set forth in Section 7.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to continue, vest, perfect or confirm of record or otherwise the Surviving Corporation's right, title or interest in, to or under, or duty or obligation with respect to, any of the property, rights, privileges, powers or franchises, or any of the debts or liabilities, of the Company as a result of, or in connection with, the Merger, or otherwise to carry out the intent of this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company, all such deeds, bills of sale, assignments, assumptions and assurances and to take and do, in the name and on behalf of the Company or otherwise, all such other actions and things as may be necessary or desirable to continue, vest, perfect or confirm of record or otherwise any and all right, title and interest in, to and under, or duty or obligation with respect to, such property, rights, privileges, powers or franchises, or any such debts or liabilities, in the Surviving Corporation or otherwise to carry out the intent of this Agreement.

3. Representations and Warranties of Parent and Merger Sub.  Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

3.1 Organization, Standing and Power.  Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has all requisite power and authority to conduct its business as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Parent Material Adverse Effect.  Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.2 Authority; Execution and Delivery; Enforceability.  Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby (including the Merger) have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings (including, for the avoidance of doubt, any stockholder approval) on the part of Parent or Merger Sub are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement.  Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation, enforceable against each of Parent and Merger Sub in accordance with its terms except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.

3.3 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement does not, and the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the governing or organizational documents of Parent or Merger Sub; (ii) any written and legally binding contract, lease, license, indenture, note, bond, agreement, undertaking or other instrument (a "Contract") to which either Parent or Merger Sub is a party or by which any of their respective properties or assets is bound; or (iii) subject to the filings and other matters referred to in Section 3.3(b), any judgment, decree, decision, injunction, ruling, writ or other similar order ("Order") or statute, law, ordinance, rule, regulation, code, treaty, or other pronouncement having the effect of law, including common law and Canadian Securities Laws ("Law") enacted, issued, promulgated, enforced or entered by any Governmental Entity, in each case, applicable to Parent or Merger Sub or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

(b) No consent, approval, clearance, waiver or order (each a "Consent") of or from, or registration, declaration, notice or filing made to or with any government, court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, whether federal, national, state, provincial or local and whether domestic, foreign or supranational (a "Governmental Entity"), is required to be obtained or made by or with respect to Parent or its Affiliates in connection with the execution and delivery of this Agreement by Parent or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) such Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws, (ii) the filing of the Articles of Merger with the Nevada Secretary and (iii) such other matters that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

3.4 Information Supplied.  None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement and any other documents to be filed with the SEC by the Company in connection with the transactions contemplated hereby (and any amendment thereof or supplement thereto) shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5 Litigation.  There is no suit, action or other proceeding pending or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect, nor is there any Order outstanding against or, to the Knowledge of Parent, threatened against Parent or Merger Sub that, individually or in the aggregate, would have a Parent Material Adverse Effect.

3.6 Brokers' Fees and Expenses.  No broker, investment banker, financial advisor or other Person, other than Alantra, the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its affiliates.

3.7 Solvency.  Neither Parent nor Merger Sub is entering into the transactions contemplated by this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any Company Subsidiary.  Parent and Merger Sub are Solvent as of the date of this Agreement, and, assuming the satisfaction of the conditions to Parent's and Merger Sub's obligations to consummate the transactions contemplated by this Agreement, Parent, the Surviving Corporation and each of the Surviving Corporation's Subsidiaries will, after giving effect to all of the transactions contemplated by this Agreement (including the payment of the aggregate amounts payable pursuant to Section 2 and the payment of all fees, costs and expenses to be paid by Parent related to the transactions contemplated by this Agreement), be Solvent at and after the Closing.

3.8 Investment Canada Act.  Parent is a "trade agreement investor" or a "WTO investor" within the meaning of the Investment Canada Act.

4. Representations and Warranties of the Company.  The Company represents and warrants to Parent and Merger Sub that the statements contained in this Section 4 are true and correct except (a) as set forth in specific statements of historical fact contained in the Company SEC Documents furnished or filed and publicly available after May 1, 2019 and prior to the date of this Agreement (the "Filed Company SEC Documents") (excluding any disclosures in the Filed Company SEC Documents under the headings "Risk Factors" or "Forward-Looking Statements" and qualitative disclosures under the heading "Quantitative and Qualitative Disclosures About Market Risk" and other disclosures that are predictive, cautionary or forward looking in nature) (it being acknowledged that nothing disclosed in a Filed Company SEC Document will be deemed to modify or qualify the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3, Section 4.4, Section 4.5, the first sentence of Section 4.8 or Section 4.25) or (b) as set forth in the corresponding section or subsection of the Company Disclosure Schedules (and each other section or subsection of the Company Disclosure Schedules to the extent it is reasonably apparent on its face that such section or subsection is relevant to other statements in this Section 4).

4.1 Organization, Standing and Power.  Each of the Company and each of the Company Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except in the case of the Company Subsidiaries where the failure to be so organized, existing or in good standing would not have, individually or in the aggregate, a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries has all requisite power and authority to conduct its businesses as presently conducted, except where the failure to have such power or authority, individually or in the aggregate, would not have a Company Material Adverse Effect.  Each of the Company and the Company Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed would not have a Company Material Adverse Effect.  The Company has delivered or made available to Parent, prior to execution of this Agreement, true and complete copies of the amended and restated Articles of Incorporation of the Company in effect as of the date of this Agreement (the "Company Charter") and the amended and restated bylaws of the Company in effect as of the date of this Agreement (the "Company Bylaws").

4.2 Company Subsidiaries.

(a) All of the outstanding shares of capital stock or voting securities of, or other equity interests in, each Company Subsidiary have been validly issued and are fully paid and nonassessable and are owned by the Company, by a Company Subsidiary or by the Company and a Company Subsidiary, free and clear of all Liens, excluding Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests except as set forth in the Voting Agreement), except for restrictions imposed by applicable securities Laws.  Except as set forth in this Section 4.2(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock or any securities of such Company Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, (ii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from such Company Subsidiary, or any other obligation of such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, such Company Subsidiary or (iii) any rights issued by, or other obligations of, such Company Subsidiary that are linked in any way to the price of any class of capital stock or voting securities of, or other equity interests in, such Company Subsidiary, the value of such Company Subsidiary or any part of such Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of or voting securities of, or other equity interests in, such Company Subsidiary.  Section 4.2(a) of the Company Disclosure Schedules contains a complete and accurate list as of the date of this Agreement of each of the Company Subsidiaries and their respective jurisdictions of organization.

(b) Except for the capital stock and voting securities of, and other equity interests in, the Company Subsidiaries, none of the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any Person, in each case, other than securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business.

(c) Neither the Company nor any of the Company Subsidiaries (i) owns any share capital of, or any equity interest of any nature in, any other Person, other than the Company Subsidiaries or (ii) has agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Person.

4.3 Capital Structure; Rights to Payments.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock, and 100,000,000 shares of Preferred Stock (the "Preferred Stock" and, together with the Company Common Stock, the "Company Capital Stock").  At the close of business on December 5, 2020 (the "Capitalization Date"), (i) 6,440,136 shares of Company Common Stock were issued and outstanding (of which none were subject to vesting restrictions pursuant to the Company Stock Plans); (ii) no shares of Company Common Stock were issued and held in treasury; (iii) no shares of Preferred Stock were issued and outstanding; (iv) 625,812 shares of Company Common Stock were issuable upon exercise of outstanding Company Stock Options; (v) 761,081 shares of Company Common Stock were subject to outstanding Company Deferred Share Units; and (vii) 131,544 shares of Company Common Stock were reserved for future issuance under the Company ESPP.  Since the Capitalization Date, the Company has not issued any Company Stock Options, Company Deferred Share Units or any other equity (other than shares of Company Common Stock under the Company ESPP) or equity-based awards.  Except as set forth in this Section 4.3(a), there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, (A) any capital stock or any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, the Company, (B) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire from the Company, or any other obligation of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, the Company or (C) any rights issued by, or other obligations of, the Company that are linked in any way to the price of any class of Company Capital Stock, the value of the Company or any part of the Company or any dividends or other distributions declared or paid on any shares of capital stock of the Company.  Section 4.3(a) of the Company Disclosure Schedules sets forth an accurate list, as of the Capitalization Date, of each outstanding Company Stock Award, in each case specifying the employee ID of the holder, the type of award, the number of underlying shares of Company Common Stock, the date of grant, and, if applicable, the exercise price per share of Company Common Stock and the expiration date.

(b) All outstanding shares of Company Common Stock are, and, at the time of issuance, all such shares that may be issued (i) upon the exercise of Company Stock Options, (ii) upon the vesting or settlement of Company Deferred Share Units pursuant to the Company Stock Plans and applicable award agreements, or (iii) under the Company ESPP, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or bound.  All grants of equity awards or other rights with respect to shares of Company Common Stock to current or former directors, officers, employees, agents or consultants of the Company or any Company Subsidiary have been made in accordance with applicable Law, the terms of the applicable Company Stock Plans and award agreements thereunder or the Company ESPP, as applicable, and any policy of the Company or Company Board (including any committee thereof) relating to the grant of such awards or rights.  Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with "net exercises"), (B) required tax withholding in connection with the exercise of, vesting or settlement of Company Stock Awards, and (C) forfeitures of Company Stock Awards, there are not any outstanding obligations of the Company or any of the Company Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of the Company or any Company Subsidiary.  There are no debentures, bonds, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the Company's stockholders may vote.  None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, the Company.  None of the Company or any of the Company Subsidiaries is a party to or otherwise bound by any agreement pursuant to which any Person (other than the holders of Company Stock Awards and the stockholders of the Company in their capacities as holders of Company Stock Awards or stockholders, as applicable) is entitled to receive a payment as a result of the transactions contemplated by this Agreement.

4.4 Authority; Execution and Delivery; Enforceability.  The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated by this Agreement, subject only to the approval and adoption of this Agreement by the holders of a majority of the Company Common Stock at a meeting held in accordance with the NRS and by the holders of a majority of the Company Common Stock held by the minority stockholders of the Company Common Stock as required by MI 61-101 (such meeting, the "Company Stockholder Meeting" and such approval, the "Company Stockholder Approval").  The Committee has recommended that the Company Board, and the Company Board has, by resolutions duly adopted by the requisite vote of the directors, (a) determined that this Agreement and the transactions contemplated hereby, including the Merger, are (i) advisable and (ii)  in the best interests of the Company and its stockholders, (b) approved this Agreement and the transactions contemplated hereby, including the Merger, and (c) unanimously resolved, upon and subject to the terms and conditions herein, to recommend that its stockholders approve the Merger (such recommendation, the "Company Recommendation").  The Company has duly executed and delivered this Agreement, and, assuming the due authorization, execution and delivery by Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation, enforceable against it in accordance with its terms except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.  The Committee has received an oral opinion to be subsequently confirmed in writing (the "Fairness Opinion") from Evans and Evans Inc., the financial advisor to Company, that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set out therein, the Merger Consideration is fair from a financial point of view to the Company's stockholders.  The fee payable to such financial advisor is a flat fee for delivery of the fairness opinion irrespective of the conclusions of the fairness opinion and no portion of any fee payable to the financial advisor is conditional on the closing of the Merger. The Company has been authorized by Evans and Evans Inc. to permit inclusion of the Fairness Opinion and references thereto in the Proxy Statement.

4.5 No Conflicts; Consents.

(a) The execution and delivery by the Company of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (i) the Company Charter, the Company Bylaws or the governing or organizational documents of any Company Subsidiary; (ii) any Material Contract or material Permit; or (iii) subject to the filings and other matters referred to in Section 4.5(b), any Order or Law, in each case, applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

(b) No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i) the Company Stockholder Approval; (ii) the filing with the SEC and the Canadian Securities Authorities of such reports, statements and documents under, and such other compliance with, the Exchange Act, the Securities Act and the Canadian Securities Laws, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement; (iii) such Consents, registrations, declarations, notices or filings as are required to be made to or obtained from any Governmental Entity under any foreign Regulatory Laws (other than those contemplated under clause (ii)), which are set forth on Section 4.5(b) of the Company Disclosure Schedule; (iv) the filing of the Articles of Merger with the Nevada Secretary and appropriate documents with the relevant authorities of the other jurisdictions in which the Company and the Company Subsidiaries are qualified to do business; (v) compliance with NASDAQ and TSX policies, rules and regulations; and (vi) such other matters that, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.6 Company SEC and SEDAR Documents; Undisclosed Liabilities.

(a) The Company has timely furnished or filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by the Company with the SEC since May 1, 2018 (such documents, together with any documents filed with the SEC during such period by the Company on a voluntary basis on a Current Report on Form 8-K, being collectively referred to as the "Company SEC Documents") and required to be furnished or filed by the Company with the Canadian Securities Authorities in accordance with Canadian Securities Laws on SEDAR since May 1, 2018 (such documents, together with any documents filed with the Canadian Securities Authorities during such period by the Company on a voluntary basis on SEDAR, being collectively referred to as the "Company SEDAR Documents") and required to be furnished or filed with NASDAQ and TSX.  The Company is not in default of any provision of the Exchange Act or the Securities Act, applicable Canadian Securities Laws or the rules and regulations of NASDAQ or TSX.  To the knowledge of the Company, neither the Company nor any of the Company SEDAR Documents and Company SEC Documents is the subject of an ongoing audit, review, comment or investigation by any securities commission or similar regulatory authority or TSX or NASDAQ. The Company is not subject to continuous disclosure or other public reporting requirements under any securities Laws outside of the US and Canada and none of the Company's Subsidiaries are subject to continuous disclosure or other disclosure requirements under any securities Laws.

(b) Each Company SEC Document (i) at the time filed, complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Company SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the consolidated financial statements of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).

(c) Each Company SEDAR Document as of their respective dates (and the dates of any amendments thereto): (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; and (ii) complied in all material respects with the requirements of applicable Canadian Securities Laws, and any amendments to the Company SEDAR Documents required to be made have been filed on a timely basis with the Canadian Securities Authorities.  The Company has not filed any confidential material change report with any Canadian Securities Authorities that at the date of this Agreement remains confidential.  There has been no change in a material fact or a material change (as such terms are defined under the Securities Act (BC)) in any of the information contained in the Company SEDAR Documents, except for changes in material facts or material changes that are reflected in a subsequently filed document included in the Company SEDAR Documents.  Each of the consolidated financial statements of the Company included in the Company SEDAR Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and was prepared in accordance with GAAP (except in the case of unaudited interim statements, are subject to normal period end adjustments and may omit notes which are not required by applicable Laws in the unaudited statements) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end adjustments).

(d) The Company has made available to Parent copies of all comment letters received by the Company from the SEC, Canadian Securities Authorities, NASDAQ and TSX since May 1, 2018 relating to the Company SEC Documents, the Company SEDAR Documents and/or any document filed with NASDAQ and TSX, together with all written responses of the Company thereto.  As of the date of this Agreement, (i) there are no outstanding or unresolved comments in any such comment letters received by the Company from the SEC, Canadian Securities Authorities, NASDAQ or TSX, and (ii) to the Knowledge of the Company, none of the Company SEC Documents, the Company SEDAR Documents or any document filed with NASDAQ or TSX are the subject of any ongoing review by the SEC, Canadian Securities Authorities, NASDAQ or TSX.

(e) Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any transaction involving, or liabilities of, the Company or any of the Company Subsidiaries in the Company's or such Company Subsidiary's published financial statements or other Company SEC Documents or Company SEDAR Documents.

(f) Except (i) as reflected or reserved against in the Company's consolidated balance sheet as of April 30, 2020 (or the notes thereto) included in the Filed Company SEC Documents, (ii) for liabilities and obligations incurred in connection with or contemplated by this Agreement or the Merger, (iii) for liabilities and obligations that have been incurred in the ordinary course of business since April 30, 2020 and (iv) for liabilities and obligations that have been discharged or paid in full in the ordinary course of business, none of the Company or any Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which are required to be recorded or reflected on a balance sheet, including the footnotes thereto, under GAAP.

(g) The Company and the Company Subsidiaries have established and maintain a system of internal control over financial reporting that have been designed by, or under the supervision of, their principal executive officers, their principal financial officers and their principal accounting officers, sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including assurance that (i) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP applied on a consistent basis, (ii) receipts and expenditures are executed in accordance with the authorization of management and (iii) any unauthorized use, acquisition or disposition of the Company's assets that would materially affect the Company's financial statements would be detected or prevented in a timely manner.  The Company has, in material compliance with Rule 13a-15 under the Exchange Act and National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings, designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal and chief executive officer of the Company and the principal financial officer of the Company by others within those entities.  There has not been and is not (A) "significant deficiency" or "material weakness" (as such terms are defined by the Public Company Accounting Oversight Board) in the design or operation of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act and National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings) which would be reasonably likely to adversely affect the Company's ability to record, process, summarize and report financial information or (B) fraud, whether material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.  The Company's auditors and the audit committee of the Company Board have not been advised of: (A) any deficiency, or a combination of deficiencies, in the design or operation of internal controls over financial reporting, or (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal control over financial reporting.

(h) The Company's "disclosure controls and procedures" (as defined in Rules 13a 15(e) and 15d-15(e) under the Exchange Act and National Instrument 52-109 Certification of Disclosure in Issuers' Annual and Interim Filings) are designed to ensure that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act and Canadian Securities Laws, including in its annual filings, and interim filings, is recorded, processed, summarized and reported to the individuals responsible for preparing such reports, including the chief executive officer and principal financial officer, within the time periods specified in the rules and forms of the SEC and Canadian Securities Laws to allow for timely decisions regarding disclosure; and (ii) all such information is accumulated and communicated to the Company's management, including the chief executive officer and principal financial officer, or to other individuals responsible for preparing such reports as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act and Canadian Securities Laws with respect to such reports.

(i) Since May 1, 2018, neither the Company nor any of the Company Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee with responsibility for bookkeeping or accounting functions, auditor or accountant of the Company or any of the Company Subsidiaries has received or otherwise had or obtained knowledge of any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures or methodologies of the Company or any of the Company Subsidiaries or their respective internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of the Company Subsidiaries has engaged in questionable accounting or auditing practices.

(j) The Company is in compliance in all material respects with all current listing and corporate governance requirements of NASDAQ and the TSX and trading on the NASDAQ and the TSX has not been suspended. The Company is a "reporting issuer" and not on the list of reporting issuers in default under applicable Canadian Securities Laws in British Columbia, Alberta and Ontario.  No delisting, suspension of trading in or cease trading order with respect to any securities of the Company  and, to the knowledge of Company, no inquiry or investigation (formal or informal) of any Canadian Securities Authority, the SEC, NASDAQ or the TSX, is in effect or ongoing or, to the knowledge of Company, expected to be implemented or undertaken with respect to the foregoing and the Company has not taken any action to cease to be a reporting issuer in British Columbia, Alberta and Ontario.

4.7 Information Supplied.  On the date of mailing thereof, none of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Proxy Statement shall contain any misrepresentation or untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  The Proxy Statement will, when filed with the SEC or at any time it is amended or supplemented or at the time it is first published, comply as to form in all material respects with the provisions of the Exchange Act, Canadian Securities Laws and all other applicable Laws, and shall contain sufficient detail to permit holders of the Company Common Stock to form a reasoned judgment concerning the matters to be placed before them at the Company Stockholder Meeting.  The Proxy Statement, when filed with the SEC or at any time it is amended or supplemented or at the time it is first published, shall not contain any misrepresentation or untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

4.8 Absence of Certain Changes or Events.  From and after May 1, 2018, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had a Company Material Adverse Effect.  From May 1, 2018 to the date of this Agreement, each of the Company and the Company Subsidiaries has conducted its respective business in the ordinary course in all material respects.

4.9 Taxes.

(a) Each of the Company and each Company Subsidiary has: (i) timely filed or caused to be filed, taking into account any extensions, all income Tax Returns and all other material Tax Returns required to have been filed on or prior to the Closing Date and such Tax Returns are accurate and complete in all material respects; and (ii) paid all material Taxes required to have been paid by it on or prior to the Closing Date other than Taxes that are not yet due and payable or that are being contested in good faith in appropriate proceedings and have been adequately reserved under GAAP.

(b) No material deficiency for any Tax has been asserted or assessed in writing by a taxing authority against the Company or any Company Subsidiary which deficiency has not been paid or accrued for or is not being contested in good faith in appropriate proceedings and has been adequately reserved under GAAP nor has the Company or any Company Subsidiary executed any waiver or extension of any statute of limitations for the assessment or collection of any Tax.

(c) There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any material Taxes of the Company or any Company Subsidiary, or as to which the Company or any Company Subsidiary has received written notice.

(d) Each of the Company and each Company Subsidiary has complied with all applicable Tax Laws with respect to the withholding of Taxes with respect to payments made to or received from any employee, creditor, stockholder, customer or other third party.

(e) No Liens for Taxes have been filed or exist against the Company or any of the Company Subsidiaries, except for Permitted Liens.

(f) No claim has been received in writing by the Company or any Company Subsidiary from any taxing authority that the Company or any Company Subsidiary is or may be subject to taxation in a jurisdiction in which it does not file Tax Returns.

(g) For taxable years for which the applicable statute of limitations for an assessment of Taxes has not expired, none of the Company or any Company Subsidiary (i) has any liability for Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of local, state or foreign Law), as a transferee or successor, by contract, or otherwise (other than pursuant to agreements entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or (ii) has been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.  Neither the Company nor any Company Subsidiary will have any liability to make any payment pursuant to Section 965 of the Code after the Closing.

(h) Neither the Company nor any Company Subsidiary has any "extraordinary disposition account" in respect of any share of stock (or other instrument treated as equity for U.S. tax purposes) in a "controlled foreign corporation" (including another Company Subsidiary) and no "extraordinary reduction" has occurred with respect to any such share of stock or other instrument, in each case as defined in Treasury Regulations Section 1.245A-5T, and there is no "hybrid deduction account" with respect to any such share of stock or other instrument as defined in Treasury Regulations Section 1.245A(e)-1.

(i) Neither the Company nor any Company Subsidiary (i) has any application pending with the IRS requesting permission for any changes in accounting methods; or (ii) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date under any provision of federal, state, local or foreign Tax Law or by agreement with any Governmental Entity as a result of (A) an installment sale or open transaction disposition made on or prior to the Closing Date, (B) a closing agreement (whether under Section 7121 of the Code or under any corresponding provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) the utilization of dual consolidated losses described in Treasury Regulation issued under Section 1503(d) of the Code on or prior to the Closing Date (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law), or (D) any intercompany transaction within the meaning of Treasury Regulation Section 1.1502-13 or any excess loss account within the meaning of Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law).  Section 4.9 of the Company Disclosure Schedules lists any "gain recognition agreement" described in Treasury Regulations issued under Section 367 of the Code (or any corresponding or similar provision or administrative rule of state, local or foreign Tax Law) entered into by the Company or any Company Subsidiary that remains in effect.

(j) None of the Company or any Company Subsidiary is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement, other than such an agreement or arrangement (i) solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries or (ii) entered into in the ordinary course of business the primary purpose of which is not related to Taxes.

(k) None of the Company or any Company Subsidiary (i) is or has been a member of an affiliated group filing consolidated or combined Tax Returns (other than a group of which the Company or a Company Subsidiary is or was the common parent) or (ii) has been required to reduce any tax attributes under Treasury Regulations Section 1.1502-36(d).

(l) Since May 1, 2018, none of the Company or any Company Subsidiary has been a "distributing corporation" or a "controlled corporation" in a distribution intended to qualify for tax-free treatment under Section 355 of the Code.

(m) None of the Company or any Company Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4 (b)(2).

(n) Section 4.9 of the Company Disclosure Schedules identifies each Subsidiary for which an election has been made under Treasury Regulation Section 301.7701-3 as well as the U.S. federal tax status of such entity and the effective date of such election.

(o) The Company and each Company Subsidiary is in compliance in all material respects with all transfer pricing requirements in all jurisdictions in which the Company or such Company Subsidiary, as the case may be, does business.  None of the transactions between the Company or any Company Subsidiary and other related Persons is subject to any material adjustment, apportionment, allocation or recharacterization under any Law, and all such transactions have been effected on an arm's length basis.

(p) The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of April 30, 2020, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company's consolidated balance sheet as of April 30, 2020 (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the Company Subsidiaries in filing their Tax Returns.  Since April 30, 2020, neither the Company nor any Company Subsidiary has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP.

(q) Each of the Company and each Company Subsidiary has complied with all escheat and unclaimed property Laws with respect to funds or property received or held in connection with operating its business.

(r) None of the Company or any Company Subsidiary has, with respect to any Tax matter, granted a power of attorney that is currently in effect.  None of the Company or any Company Subsidiary has received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority).

(s) None of the Company or any Company Subsidiary has a permanent establishment (within the meaning of an applicable Tax treaty), office or other fixed place of business in a country other than the country in which it is organized.  Each of the Company and each Company Subsidiary is in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transactions contemplated by this Agreement.

(t) No Tax asset of the Company or any Company Subsidiary is limited by Sections 269, 382, 383, 384 or 1502 of the Code or the Treasury Regulations issued thereunder (or any corresponding or similar provision of state, local or non-U.S. applicable Law).

(u) None of the Company or any Company Subsidiary has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(v) The Company and each Company Subsidiary has duly and timely collected all amounts on account of any sales or transfer taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity any such amounts required by Law to be remitted by it. All input tax credits claimed by the Company and each Company Subsidiary for purposes of the goods and services tax and harmonized sales tax were calculated in accordance with applicable Law. The Company and each Company Subsidiary has complied with all registration, reporting, payment, collection and remittance requirements in respect of the goods and services tax and harmonized sales tax (and, where applicable, any similar provincial or foreign Tax).

(w) None of sections 15, 78, 80, 80.01, 80.02, 80.03 or 80.04 of the ITA, or any equivalent provision of the Tax legislation of any province or any other jurisdiction, have applied or will apply to the Company and each Company Subsidiary at any time up to and including the Closing Date, and there are no circumstances existing which could result in the application of such provisions to the Company and each Company Subsidiary.

(x) The Company and each Company Subsidiary is not subject to liability for Taxes of any other person. The Company and each Company Subsidiary has not acquired property from a non-arm's length Person, within the meaning of the ITA, for consideration, the value of which is less than the fair market value of the property acquired in circumstances which could subject it to a liability under section 160 of the ITA. The Company and the Company Subsidiaries have not entered into any agreement with, or provided any undertaking or indemnity to, any person pursuant to which it has assumed liability for the payment of Taxes owing by such person.

4.10 Benefits Matters; ERISA Compliance.

(a) Section 4.10 of the Company Disclosure Schedules sets forth a list identifying all material Company Benefit Plans.  The Company has delivered or made available to Parent (if applicable) copies of (i) all Company Benefit Plans; (ii) the most recent annual report on Form 5500 (or similar filing under applicable Law) filed with the United States Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan; (iii) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required; (iv) each trust agreement, group annuity contract or other funding mechanism relating to any Company Benefit Plan; and (v) all determination letters or opinion letters in respect of any Company Benefit Plan issued by the IRS.  For purposes of this Agreement, "Company Benefit Plans" means, collectively, all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other pension, retirement, bonus, incentive compensation, deferred compensation, equity or equity-based compensation, employment, severance, retention, change in control, management exit, disability, death benefit, hospitalization or medical plans, programs, arrangements, agreements or contracts maintained, sponsored or contributed to by the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is a party or with respect to which the Company or any Company Subsidiary has any obligation to contribute.

(b) Each Company Benefit Plan which is intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code has received a favorable determination letter or opinion letter from the IRS to that effect, and no such determination letter or opinion letter has been revoked nor, to the Knowledge of the Company, has revocation been threatened.

(c) No Company Benefit Plan is, and none of the Company, any Company Subsidiary or any of their respective ERISA Affiliates, during the six years prior to the date hereof has maintained, contributed to, been required to contribute to or otherwise had any liability with respect to (i) any plan that is or was subject to Title IV of ERISA, Section 302 of ERISA, or Section 412 of the Code; (ii) a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA; and (iii) none of the Company and the Company Subsidiaries nor any ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full.  Neither the Company nor any Company Subsidiary has any liability under Title IV of ERISA or on account of at any time being considered a single employer under Section 414 of the Code with any other Person.

(d) No Company Benefit Plan provides health, medical or other welfare benefits after retirement or other termination of employment other than for continuation coverage required under Section 4980(B)(f) of the Code or similar applicable Law.

(e) Each Company Benefit Plan has been established, maintained, funded, operated and administered in all material respects in accordance with its terms and is in material compliance with ERISA (if applicable), the Code and all other applicable Laws.  All contributions required to be made to any Company Benefit Plan by applicable Law, regulation, or any plan document, and all premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period through the date hereof have been timely made or paid in full.

(f) Except as expressly provided by the terms of this Agreement, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, (i) entitle any current or former director, officer or employee of the Company or any Company Subsidiary to severance pay or any other payment; (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such director, officer or employee; or (iii) accelerate the time of payment or vesting of amounts due any such director, officer or employee.  The Company has provided Parent with calculations setting forth, with respect to each "disqualified individual" (within the meaning of Section 280G of the Code), an accurate reasonable estimate of any payments (whether in cash or property or the vesting of property) that would reasonably be expected to, individually or in combination with any other such payment, constitute "excess parachute payment" (within the meaning of Section 280G(b)(1) of the Code).  Neither the Company nor any Company Subsidiary has any obligation to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

(g) Each Company Benefit Plan maintained by the Company or any Company Subsidiary that is, in any part, a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder.

(h) With respect to each Company Benefit Plan that is a Non-U.S. Plan, each such Company Employee Benefit Plan required to be registered pursuant to applicable Law is registered and has been maintained in good standing with the applicable Governmental Entity (including, without limitation, qualification for any special Tax treatment and meeting all applicable funding requirements) and has been approved by applicable taxation authorities to the extent such approval is required.

4.11 Litigation.  There is no, and since May 1, 2018 there has been no, suit, action, arbitration, audit, examination, investigation or other proceeding pending or, to the Knowledge of the Company, threatened against the Company, any Company Subsidiary or any present or former officer or director of the Company, nor is there any Order outstanding against or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary.

4.12 Compliance with Applicable Laws.  Since May 1, 2018, the business of the Company and the Company Subsidiaries has been conducted in material compliance with all Laws applicable thereto.  Since May 1, 2018, the business of the Company and the Company Subsidiaries has at all times maintained and been in material compliance with all franchises, licenses, permits, authorizations, variances, exemptions or approvals required by all Laws applicable thereto.  Neither the Company nor any of the Company Subsidiaries has received any written notice from a Governmental Entity since May 1, 2018 alleging that the Company or any of the Company Subsidiaries is not in material compliance with any Law applicable to the Company or such Company Subsidiary, as applicable.

4.13 Material Permits.  The Company and each of the Company Subsidiaries possesses all material Permits that are necessary for it to own, lease or otherwise hold and operate its properties and assets and to carry on its business and operations as now conducted, each of which is listed on Section 4.13 of the Company Disclosure Schedules.  All such Permits are in full force and effect, and no event has occurred that would reasonably be expected to result in material default (with or without notice or lapse of time or both) under, or the revocation, cancellation, non-renewal or adverse modification of, any such Permit, nor has the Company received any written notice thereof.

4.14 Contracts.

(a) As of the date of this Agreement, none of the Company or any Company Subsidiary is a party to any Contract required to be filed by the Company as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or under Canadian Securities Laws (a "Filed Company Contract") that has not been so filed.

(b) Section 4.14(b) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list, and the Company has made available to Parent true and complete copies, of:

(i) each Contract to which the Company or any of the Company Subsidiaries is a party that purports to restrict in any material respect the ability of the Company or any Company Subsidiaries to (A) compete in any line of business or geographic area or (B) solicit any customers or individuals for employment, in each case that is material to the Company and the Company Subsidiaries, taken as a whole;

(ii) each Contract that relates to the creation, incurrence, assumption or guarantee of Indebtedness of the Company or any of the Company Subsidiaries that is outstanding or may be incurred by its terms;

(iii) each partnership, joint venture or similar Contract to which the Company or any of the Company Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Company Subsidiaries or securities held for investment by the Company or the Company Subsidiaries in the ordinary course of business;

(iv) each Contract between the Company or any Company Subsidiary, on the one hand, and, on the other hand, (A) any present or former executive, officer or director of either the Company or any of the Company Subsidiaries or (B) any affiliate of any such executive, officer or director (other than the Company or any of the Company Subsidiaries), in each case, other than any Company Benefit Plan;

(v) any labor, collective bargaining agreement or similar agreement with any collective bargaining representative, works council or industry trade group;

(vi) each Contract relating to the disposition or acquisition by the Company or any of the Company Subsidiaries of any material business or any material amount of assets (A) with obligations remaining to be performed or material liabilities continuing after the date of this Agreement and (B) involving consideration in excess of $50,000 in the aggregate;

(vii) each Contract pursuant to which the Company or any of the Company Subsidiaries (A) assigns, licenses or grants any right to any Person with respect to any Intellectual Property Rights or Technology (collectively, "Outbound Intellectual Property Contracts") or (B) receives any assignment, license, permission, or grant of any right from any Person with respect to any Intellectual Property Rights or Technology (collectively, "Inbound Intellectual Property Contracts," and together with the Outbound Intellectual Property Contracts, the "Intellectual Property Contracts"), excluding any Contract pursuant to which the Company or any Company Subsidiary receives any license to use any Off-the-Shelf Software or any non-exclusive licenses entered into with customers in the ordinary course of business;

(viii) the Contributor Agreements;

(ix) each research or development agreement (whether related to singular or joint research and/or development);

(x) each Contract with a third party (other than employees of the Company or a Company Subsidiary) to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments by the Company or such Company Subsidiary during calendar year 2020 or any subsequent twelve-month period of at least $25,000;

(xi) each Contract with a third party to which the Company or any Company Subsidiary is a party that would reasonably be expected to involve aggregate payments to the Company or such Company Subsidiary during calendar year 2020 of at least $50,000;

(xii) any Contract pursuant to which the Company or any Company Subsidiary grants any third party any "most favored nation" or similar most favored customer status, or rights of first or last offer, negotiation or refusal to which the Company or any Company Subsidiary is a party, provided that the Company only has to set forth such Contracts from which it has received revenues in the three years prior to the date of this Agreement;

(xiii) any Contract that requires or otherwise relates to any future capital expenditures by the Company or any of the Company Subsidiaries in excess of $25,000 individually or $50,000 in the aggregate;

(xiv) any Contract between the Company or any Company Subsidiary and a U.S. or Canadian federal, state or provincial Governmental Entity of which the Company has Knowledge, pursuant to which the Company or any Company Subsidiary provides any goods or services;

(xv) any Contract with a third party that provides for indemnification or assumption of liability by the Company or any Company Subsidiary without limit as to aggregate amount but excluding any such Contract with resellers, customers or suppliers;

(xvi) any hedging, swap, derivative or similar Contract; and

(xvii) any Contract that involves any resolution or settlement of any actual or threatened suit, action or proceeding.

Each Contract described in this Section 4.14(b) and each Filed Company Contract, in each case, is referred to herein as a "Material Contract."

(c) Each Material Contract is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity.  None of the Company or any of the Company Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Material Contract and, to the Knowledge of the Company, no other party to any such Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder.  As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice regarding any actual or possible violation or breach of or default under, or intention to cancel or modify to the detriment of the Company or the Company Subsidiaries, any Material Contract.

4.15 Properties.

(a) Neither the Company nor any Company Subsidiary currently owns, or has ever owned, any real property.

(b) Section 4.15(b) of the Company Disclosure Schedules contains, as of the date of this Agreement, a true and complete list of all real property that is leased, subleased, sub-subleased, or licensed to, or otherwise occupied by, the Company and the Company Subsidiaries, as applicable (such property, the "Leased Real Property"), and sets forth a list of any and all leases, subleases, sub-subleases, licenses, sublicenses, occupancy agreements, rights of first refusal, parking and access rights, rights to expand premises, renewal rights and extension options, easements and purchase options for the use of the Leased Real Property to which the Company or any Company Subsidiary is a party with respect thereto (collectively, including all modifications, amendments, guarantees and indemnities with thereto, the "Real Estate Leases").  The Company and/or one of the Company Subsidiaries, as the case may be, have and own good, valid and subsisting leasehold interests in the Leased Real Property under each Real Estate Lease.  The Company and/or one of the Company Subsidiaries, as the case may be, enjoys quiet, peaceful and undisturbed possession of the Leased Real Property.  True and complete copies of all Real Estate Leases have been made available to Parent.

(c) Each Real Estate Lease (i) is in full force and effect and a valid, binding and legally enforceable obligation of the Company or one of the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, of the other parties thereto,; (ii) has not been amended or modified in any respect except as reflected in the modifications, amendments, supplements and side letters thereto made available to Parent; and (iii)  has not been subleased, assigned or licensed in any manner by the Company or any of the applicable Company Subsidiaries.

(d) There is no existing default or event of default by the Company or any of the Company Subsidiaries, or, to the Knowledge of the Company, any other party thereto, under any Real Estate Lease, nor, to the Knowledge of the Company, any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary (as applicable) or any other party thereto. The Company and/or one of the Company Subsidiaries, as the case may be, has paid all rent due and payable under each Real Estate Lease. The Real Estate Leases will not be affected by, nor will be in default as a result of, the completion of the transactions contemplated under this Agreement

(e) The Leased Real Property constitutes all of the real property occupied or otherwise used by the Company and the Company Subsidiaries as of the date hereof.  The Leased Real Property is in good operating condition and in a state of good and working maintenance and repair, ordinary wear and tear excepted, and is adequate and suitable for its current uses and purposes.  There are no physical conditions or defects on any part of the Leased Real Property that would impair or would be reasonably expected to impair the continued operation of the business of the Company and the Company Subsidiaries as presently conducted at such Leased Real Property.

(f) The Company and the Company Subsidiaries have not received any written notice of (i) violations of building codes and/or zoning by-laws or other governmental or regulatory laws affecting the Leased Real Property, (ii) existing, pending or threatened expropriation proceedings affecting the Leased Real Property, or (iii) existing, pending or threatened zoning, building code or other proceedings, or similar matters that would impair or would be reasonably expected to impair the continued operation of the business of the Company and the Company Subsidiaries as presently conducted at such Leased Real Property.

(g) The Company and the Company Subsidiaries have not pledged, mortgaged, or otherwise granted any Liens on their leasehold interests in any Leased Real Property.

4.16 Intellectual Property Rights.

(a) Section 4.16(a) of the Company Disclosure Schedules sets forth a complete and accurate list, as of the date hereof, of (i) all registrations and applications for registration for (1) Patents, (2) Trademarks, (3) Copyrights, (4) Domain Names, and (5) any other Intellectual Property Rights owned the Company or any Company Subsidiary (collectively, the "Company Intellectual Property Registrations"), specifying in each case as applicable, the title, status, application and registration numbers, jurisdiction and record owner and, if different, the legal owner and beneficial owner, thereof, (ii) any proceedings or actions before any court, tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to the Company Intellectual Property Registrations, (iii) any actions that must be taken within one hundred eighty days after the Closing Date for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Intellectual Property Registrations, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates, and (iv) any material unregistered Trademarks and Copyrights owned or purported to be owned by, or exclusively licensed  to or purported to be exclusively licensed to, the Company or any Company Subsidiary.

(b) Section 4.16(b) of the Company Disclosure Schedules set forth a complete and accurate list, as of the date hereof, of all products and service offerings, including Software products, software-as-a-service offerings, applications, and mobile apps, and all Software, excluding Off-the-Shelf Software owned by any other Person, used to provide the same, including (as applicable) the title and most current version and release number thereof, in each case, owned, purported to be owned, made, marketed, distributed, licensed, sold or otherwise provided by or on behalf of the Company or any Company Subsidiary and that the Company or any Company Subsidiary intends to market, sell, distribute or otherwise provide, including any products or service offerings under development, and including any such products or services that form the basis, in whole or in part, of any revenue or business projection publicly disclosed by the Company or any Company Subsidiary, or provided by the Company or any Company Subsidiary in connection with the negotiation of this Agreement (collectively, the "Company Products").

(c) Each item of the Company Intellectual Property Registrations is, as of the date hereof, subsisting and, to the Knowledge of the Company, valid and enforceable and all necessary registration, maintenance and renewal fees currently due in connection with such Company Intellectual Property Registrations have been made and all necessary documents, recordations and certificates in connection therewith have been filed with the relevant patent, copyright, trademark or other authorities in the United States, Canada or foreign jurisdictions, as the case may be, for the purposes of prosecuting, perfecting and maintaining such Company Intellectual Property Registrations in the name of the Company or any Company Subsidiary, as applicable.  Except as set out in Section 4.16(c) of the Company Disclosure Schedules, no issuance or registration obtained and no application filed by the Company or any Company Subsidiary in connection with the Company Intellectual Property Registrations has been cancelled, abandoned, allowed to lapse or not renewed.

(d) The Company or a Company Subsidiary owns or otherwise has the valid and continuing right to use all Intellectual Property Rights and Technology (i) incorporated into, or used in the development, delivery, provision, hosting or distribution of, the Company Products and (ii) used or held for use in the conduct of the business of the Company and the Company Subsidiaries as currently conducted and, to the Knowledge of the Company, as currently contemplated to be conducted (subsections (i) and (ii), collectively, "Company's IP and Technology"), and, to the Knowledge of the Company, will continue to own or otherwise have the valid and continuing right to use Company's IP and Technology.  The Company or a Company Subsidiary is the sole and exclusive owner of, and has good title to, or is the exclusive licensee of, all Company Intellectual Property, in each case free and clear of all Liens other than Permitted Liens.  Without limiting the generality of the foregoing, neither the Company nor any Company Subsidiary has transferred ownership of, or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Company Intellectual Property, to any other Person.

(e) Neither the Company nor any Company Subsidiary has (i) except as set out in the Section 4.16(e) of the Company's Disclosure Schedule, permitted any rights in any Company Intellectual Property to lapse or enter the public domain, or (ii) received, since May 1, 2018, any written, or to the Knowledge of the Company, unwritten, charge, complaint, claim, demand, or notice challenging the ownership, validity, or enforceability of any of the Company Intellectual Property.

(f) No Company Intellectual Property is subject to any proceeding or outstanding Order or stipulation or Contract restricting in any material manner, the use, transfer, licensing, or other exploitation thereof by the Company or any Company Subsidiary, or which may materially affect the ownership, validity, use or enforceability of such Company Intellectual Property.

(g) Company's IP and Technology includes all Intellectual Property Rights and Technology necessary and sufficient to enable the Company and the Company Subsidiaries to engage in, and otherwise covering the, conduct of the business of the Company and the Company Subsidiaries as currently conducted and, to the Knowledge of the Company, as currently contemplated to be conducted.

(h) The operation of the businesses of the Company and the Company Subsidiaries as currently conducted does not and, to the Knowledge of the Company, the operation of the businesses of the Company and the Company Subsidiaries as currently contemplated to be conducted will not, infringe, misappropriate, dilute or otherwise violate, and, to the Knowledge of the Company, has not infringed, misappropriated, diluted or otherwise violated any Intellectual Property Right or Technology of any Person, and there is no suit, action or other proceeding pending or, to the Knowledge of the Company, threatened that alleges that the use of Company's IP and Technology by the Company or a Company Subsidiary infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person.

(i) To the Knowledge of the Company, no Company Intellectual Property is being infringed, misappropriated or otherwise violated by any Person.  No such claims are pending or threatened against any Person by the Company or any Company Subsidiary.

(j) All use and distribution of Company Products  by or through the Company or any Company Subsidiary is in full compliance with all Open Source Licenses applicable thereto, including without limitation all copyright notice, license notice and attribution requirements, and all requirements to offer access to corresponding source code. Neither the Company nor any Company Subsidiary has used Copyleft Materials in a manner that requires any Company Product or Software developed or owned by the Company and the Company Subsidiaries, or any portion thereof, to be subject to any Copyleft License.

(k) Neither the Company nor any of the Company Subsidiaries has (i) disclosed, delivered, or licensed (or has agreed to disclose, deliver, or license) any Company Source Code to any Person that is not an Affiliate, (ii) permitted the disclosure, delivery, or license to any escrow agent or other Persons that are not Affiliates of the Company any Company Source Code, or (iii) any duty or obligation to deliver, license, or make available, any Company Source Code to any escrow agent or other Persons (other than, in each case, disclosure, delivery, or licensing of Company Source Code to employees, consultants, or other service providers of the Company or any Company Subsidiary whose rights to use Company Source Code are limited to use for the benefit of the Company or the Company Subsidiaries and subject to reasonable confidentiality restrictions ("Permitted Source Code Disclosures")). Section 4.16(k) of the Company Disclosure Schedules sets forth a complete and accurate list of all Permitted Source Code Disclosures. The Company Source Code contains customary annotations and programmer's comments, and otherwise has been documented in a professional manner that is both consistent with customary code annotation conventions and standard practices in the software industry. No event has occurred that (with or without notice or lapse of time, or both) has or would reasonably be expected to result in the disclosure, delivery, or license by the Company or any of the Company Subsidiaries of any Company Source Code to any Person that is not an Affiliate of the Company or any of the Company Subsidiaries.

(l) Each Person (including each employee and vendor of the Company or a Company Subsidiary) (i) that is or was involved in the authorship, invention, creation, conception, development, modification, or improvement of any Intellectual Property Rights or Technology for or on behalf of or in contemplation of the Company or a Company Subsidiary or (ii) from which the Company or a Company Subsidiary has otherwise acquired or purported to acquire ownership of any Intellectual Property Rights or Technology, including all Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary (whether or not incorporated into or embodied in any Company Product) (each such Person, a "Contributor"), has entered into a valid and enforceable written agreement (x) sufficient to irrevocably assign to the Company or such Company Subsidiary all right, title and interest that such Contributor may be deemed to have therein, (y) containing a waiver of moral rights to the extent not prohibited under applicable Law, and (z) containing confidentiality provisions protecting all Proprietary Information relating to such Intellectual Property Rights and Technology (the "Contributor Agreements").  Without limiting the foregoing, to the Knowledge of the Company, no Contributor owns, or has any right, claim, interest or option (including the right to further remuneration or consideration) with respect to, any Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary.

(m) No government funding or facilities of a university, college, other educational institution or research center or funding from Persons was used in the development of any Company Product or Company Intellectual Property owned or purported to be owned by the Company or a Company Subsidiary. To the Knowledge of the Company, no Contributor has performed services for the government, university, college, or other educational institution or research center during a period of time during which such Contributor was also performing services for the Company or any Company Subsidiary.

(n) The consummation of the transactions contemplated by this Agreement will neither violate nor result in the breach, modification, cancellation, termination, or suspension of any Intellectual Property Contract. Following the Effective Time, Parent will be permitted to exercise all of the Company's and the Company Subsidiaries' rights under Company's IP and Technology and all Intellectual Property Contracts, to the same extent the Company and the Company Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments which the Company or any Company Subsidiary would otherwise be required to pay had such transactions contemplated hereby not occurred.

(o) Neither this Agreement nor the transactions contemplated by this Agreement will result in (i) any Person being granted rights or access to, or the placement in or release from escrow, of any Software source code or other Technology, (ii) Parent or any of its Affiliates granting to any Person any right or license in or to any Intellectual Property Right or Technology, (iii) Parent or any of its Affiliates being bound by, or subject to, any non-compete or other restriction on the operation or scope of its business, or (iv) Parent or any of its Affiliates being obligated to pay any royalties or other amounts to any Person for use of Company's IP and Technology in excess of those payable by Parent prior to the Closing.

(p) All of the Company's and the Company Subsidiaries' IT Systems are in good working order and condition and are sufficient for the purposes for which they are used in and, to the Knowledge of the Company, currently anticipated to be needed to be used in the businesses of the Company and the Company Subsidiaries including as to capacity, scalability, and ability to process current and anticipated peak volumes in a timely manner.  The Company and each of the Company Subsidiaries has established and maintains appropriate disaster recovery plans consistent in all material respects with: (i) customary industry practice in the event of any disaster, emergency or persistent equipment or telecommunications failure affecting the Company and/or any of the Company Subsidiaries or its or their customer(s), (ii) all applicable Laws, (iii) all Material Contracts (including customer contracts), and (iv) all policies of the Company and the Company Subsidiaries relating to IT Systems security. The Company and each of the Company Subsidiaries carries out periodic audits and tests of its disaster recovery plans and is otherwise in compliance with its disaster recovery plans in all material respects.  From and after the Closing Date, the Company and the Company Subsidiaries will have and be permitted to exercise the same rights with respect to the IT Systems as the Company and the Company Subsidiaries would have had and been able to exercise had this Agreement not been entered into and the transactions contemplated hereby not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments which the Company or any Company Subsidiary would otherwise have been required to pay.

(q) To the Knowledge of the Company, none of the Company Products or Software products (or any Software therein) used or held for use in the conduct of the business of the Company and the Company Subsidiaries, including IT Systems (collectively, "Company Software"), (i) contain any computer virus, unauthorized disabling or erasing mechanism, worm, unauthorized software lock, drop dead device, Trojan horse, back door, time bomb or similar contaminant, (ii) contain any bug, defect, vulnerability or error that materially and adversely affects the use, functionality, security or performance of the same or any product or system containing or used in conjunction with the Company Software, (iii) fail to comply with any applicable warranty or other contractual commitment relating to the use, functionality, security or performance of the same or any product or system containing or used in conjunction with the Company Software, or (iv) perform any the following functions without the knowledge of the owner or user of a computer system or device on or with which the Company Software is operating, including any Company or Company Subsidiary customer: (1) sends information of a user to another Person without the user's consent or collects Personal Data stored on the computer system or device without the user's knowledge or consent; (2) interferes with the owner's or an authorized user's control of the computer system or device; (3) changes or interferes with settings, preferences, or commands already installed or stored on the computer system or device other than such changes as may be performed in direct relation to the intended functionality of such Company Software; (4) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (5) causes the computer system or device to communicate with another computer system or device, other than such communication as may be performed in direct relation to the intended functionality of such Company Software; (6) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (7) records a user's actions without the user's knowledge; or (8) employs a user's Internet connection without the user's knowledge to gather or transmit information regarding the user or the user's behavior, other than such gathering and transmission as may be performed in direct relation to the intended functionality of such Company Software.

(r) (i) The Company and the Company Subsidiaries have been, since May 1, 2018, in material compliance with all applicable Laws, all applicable contractual obligations and all policies of the Company and the Company Subsidiaries relating to privacy, data protection, and the collection, use and disclosure of Personal Data processed by the Company and the Company Subsidiaries, (ii) the Company and the Company Subsidiaries maintain commercially reasonable policies, procedures, training and auditing practices, security measures and data recovery measures with respect to the physical and electronic security and privacy of Personal Data, (iii) there has been no unauthorized collection, access to, use, exfiltration, destruction, loss, alteration, damage, disclosure or theft of any Personal Data processed by the Company or any of the Company Subsidiaries nor any material breach, disruption or misuse of IT Systems, (iv) the Company and the Company Subsidiaries have not received any request for Personal Data or any written notice, complaint or claim alleging a violation of any Privacy Law, contractual obligations relating to privacy or Personal Data or any policy of the Company or any of the Company Subsidiaries relating to privacy or Personal Data,(v) none of the information contained in any policy relating to privacy, data protection, and the collection, use and disclosure of Personal Data processed by the Company and the Company Subsidiaries is inaccurate, misleading, deceptive or in violation of any Privacy Law, and (vi) the Company and the Company Subsidiaries have obtained written contracts from all third-party service providers to whom the Company and the Company Subsidiaries have provided or disclosed Personal Data that satisfy all applicable Privacy Law requirements, and bind the third-party service providers to at least the same restrictions and conditions that apply to the Company and the Company Subsidiaries with respect to such Personal Data. Neither (i) the execution, delivery or performance of this Agreement, nor (ii) the consummation of any of the transactions contemplated by this Agreement will result in a violation of any applicable Privacy Law or privacy policy.

(s) The Company and the Company Subsidiaries have implemented reasonable measures to maintain the confidentiality of their trade secrets and other Proprietary Information that the Company and the Company Subsidiaries intend to maintain as trade secrets or confidential information, and any trade secrets or other Proprietary Information of a Person provided to the Company or any Company Subsidiary under an obligation of confidentiality.  Without limiting the foregoing, the Company and the Company Subsidiaries have required each of their respective employees and contractors to execute a proprietary information/confidentiality agreement in the Company's and the Company Subsidiaries' standard form as provided to Parent and all current and former employees and contractors of the Company and the Company Subsidiaries and  have executed such an agreement.  There has not been any intentional, or to the Knowledge of the Company, unintentional disclosure or other release of any trade secrets or other Proprietary Information of the Company and the Company Subsidiaries to any third party in a manner that has resulted or is likely to result in the loss of trade secret or rights in and to such information that the Company and the Company Subsidiaries intend to maintain as trade secrets.

4.17 Labor Matters.  None of the Company or the Company Subsidiaries is party to any collective bargaining or works council agreement (each a "Collective Agreement") covering any of its employees.  With respect to employees of the Company or any Company Subsidiary: (a) there are no labor-related strikes, walkouts, lockouts, unfair labor practices charges, or other material work stoppages pending or, to the Knowledge of the Company, threatened; and (b) no labor union or group of employees has made a presently pending written demand for recognition or certification and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.  The Company and the Company Subsidiaries are in material compliance with all applicable Laws respecting labor and employment, fair employment practices, terms and conditions of employment, applicant and employee background checking, immigration, workers' compensation, occupational safety and health requirements, plant closings, wages and hours, worker classification, withholding of Taxes, employment discrimination, disability rights or benefits, equal opportunity, labor relations, employee leave issues, affirmative action and unemployment insurance and related matters.  Since May 1, 2018, there have not been any litigation matters or administrative charges filed or pending or, to the Knowledge of the Company or any Company Subsidiary, threatened against the Company or any Company Subsidiary, in each case, involving allegations of discrimination, harassment, wrongful termination, or similar claims.  None of the Company or the Company Subsidiaries has, since May 1, 2018, entered into a settlement agreement with a current or former officer, director or employee of the Company or any Company Subsidiary resolving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any Company Subsidiary at the level of Vice President or above, and there are no, and since May 1, 2018, there have not been any litigations or administrative charges filed or pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, in each case, involving allegations of sexual harassment or misconduct by an officer, director or employee of the Company or any Company Subsidiary at the level of Vice President or above. Schedule 4.17 of the Company Disclosure Schedules lists all severance and similar agreements to which the Company or any of the Company Subsidiaries are a party and that describes the terms of severance.

4.18 Environmental Matters.  The Company and the Company Subsidiaries are in material compliance with all applicable Environmental Laws, which compliance has included obtaining, maintaining and complying with any Permits required under all Environmental Law necessary to operate its business.  The Company and the Company Subsidiaries hold and comply in all material respects with all Environmental Permits necessary for the conduct of their respective businesses as currently conducted.  As of the date hereof, neither the Company nor any of the Company Subsidiaries has received any written notice of, or is the subject of, or to the Knowledge of the Company, is the subject of or threatened with, any claim or proceeding alleging non-compliance by the Company or such Company Subsidiary with any applicable Environmental Law or alleging liability of the Company or such Company Subsidiary under any Environmental Law.  To the Company's Knowledge, there has been no Release or presence of or exposure to any Hazardous Substance that would reasonably be expected to result in liability or a requirement for investigation, notification or remediation by the Company or any of the Company Subsidiaries under any Environmental Law.  Neither the Company nor any of its Subsidiaries has received notice of potential responsibility or liability relating to any waste generated by the Company or the Company Subsidiaries arising under or relating to any Environmental Law or any Hazardous Substance.  The Company has delivered to, or has otherwise made available for inspection by Parent, all material investigation reports, studies, audits, test results or similar documents in the possession, control or custody of the Company or any of its Subsidiaries relating to environmental, health or safety matters or Hazardous Substances.

4.19 Anti-Takeover Provisions.

(a) No further action is required by the Company Board or any committee thereof or the stockholders of the Company to render inapplicable all business combination, anti-takeover and similar Laws as they relates to the execution, delivery and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement.

(b) There is no other state or provincial anti-takeover statute or regulation, any takeover-related provision in the Company Charter or the Company Bylaws, or any stockholder rights plan or similar agreement applicable to Parent, this Agreement or the Merger that would prohibit or restrict the ability of the Company to enter into this Agreement or its ability to consummate the Merger on the terms set forth herein, or otherwise impose adverse consequences upon Parent upon the Company's execution of this Agreement or consummation of the transactions contemplated hereby.

4.20 Insurance.  The Company and the Company Subsidiaries maintain insurance policies in such amounts and against such risks as the management of the Company and the Company Subsidiaries has determined to be prudent in accordance with industry practices or as required by applicable Law.  The Company and the Company Subsidiaries have paid, or caused to be paid, all premiums due under such policies and have not received written notice that they are in default with respect to any obligations under such policies.  Neither the Company nor any Company Subsidiary has received any written notice of cancellation or termination with respect to any existing insurance policy that is held by, or for the benefit of, the Company or any Company Subsidiary.  There are no material claims by the Company or any Company Subsidiary pending as of the date of this Agreement under any insurance policy as to which coverage has been denied or disputed or, to the Knowledge of the Company, threatened to be denied or disputed.

4.21 Anti-Corruption Laws.  Since May 1, 2018, the Company and its Company Subsidiaries, and or any of their respective officers, directors or employees acting on behalf of the Company or any of its Subsidiaries, are and have been in compliance with the U.S. Foreign Corrupt Practices Act, the Corruption of Foreign Public Officials Act (Canada) and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) relating to foreign corrupt practices, or any applicable Law of similar effect, and in material compliance with all applicable Anti-Corruption Laws, and to the Knowledge of the Company and there are no allegations otherwise.  The Company and the Company Subsidiaries have established, implemented and continue to maintain internal controls and procedures reasonably designed to ensure material compliance with Anti-Corruption Laws, including controls and procedures designed to ensure that the employees and agents of the Company or any of the Company Subsidiaries do not make payments in violation of Anti-Corruption Laws.

4.22 International Trade Compliance.

(a) Since May 1, 2018, the Company and the Company Subsidiaries are and have been in material compliance with, and have not engaged in any conduct that would reasonably be expected to be sanctionable under, all applicable Sanctions Laws, and there are not now, nor have there been since May 1, 2018, any formal or informal proceedings, allegations, or inquiries pending, expected or, to the Knowledge of the Company, threatened against the Company, any of the Company Subsidiaries concerning violations or potential violations of, or conduct sanctionable under any applicable Sanctions Law.

(b) None of the Company, the Company Subsidiaries or Company Board members, officers or directors of the Company or the Company Subsidiaries, is a Sanctioned Person.  To the Knowledge of the Company, no Sanctioned Person or group of Sanctioned Persons beneficially owns more than 5% of the Company.

(c) Neither the Company nor any of the Company Subsidiaries (i) is engaging in any transactions or other activity, directly or, to the Knowledge of the Company, indirectly, with any Sanctioned Person or any Person located, organized or resident in a Sanctioned Country nor (ii) since May 1, 2018, has exported, reexported, or retransferred any article, item, component, software, technology, service or technical data or taken any other act in material violation of any applicable export control Laws, including the U.S. International Traffic in Arms Regulations and the U.S. Export Administration Regulations.

4.23 Material Customers and Suppliers.  Section 4.23 of the Company Disclosure Schedules sets forth a correct and complete list, as of the date of this Agreement, of (a) the top twenty third-party suppliers and service providers (by spend) of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period ended on April 30, 2020 (each, a "Major Supplier") and the amount of consideration paid to each Major Supplier by the Company and the Company Subsidiaries during such period and (b) the top twenty (by revenue) customers of the Company and the Company Subsidiaries, taken as a whole, for the twelve-month period ended on April 30, 2020 (each a "Major Customer") and the amount of consideration paid to the Company and the Company Subsidiaries by each Major Customer during such period.  Except as set forth in Section 4.23 of the Company Disclosure Schedules, (i) there has been no material dispute with any Major Customer, Major Supplier or material customer of a Major Customer that is a reseller, (ii) there has been no termination or material modification (including any material price reduction or increase, as applicable, or failure to renew) of the business relationship between the Company and the Company Subsidiaries and any Major Customer, Major Supplier or material customer of a Major Customer that is a reseller, and (iii) the Company and the Company Subsidiaries have not received written notice from any Major Customer or Major Supplier, and no Major Customer that is a reseller, to the Company's Knowledge, has received written notice from any material customer of such Major Customer, in each case, to the effect that any such Major Customer, Major Supplier or material customer of such Major Customer that is a reseller will materially and negatively alter its relationship with the Company or any of the Company Subsidiaries or a Major Customer that is a reseller, as applicable, or will otherwise materially change its pricing terms, which when taken in the aggregate would reasonably be expected to be material to the Company and the Company Subsidiaries, taken as a whole.

4.24 Interested Party Transactions.  Since January 31, 2020, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K.  Except as disclosed in the Company SEDAR Documents and Company SEC Documents, there are no Contracts or other transactions currently in place between the Company or any of its Company Subsidiaries, on the one hand, and: (i) any officer or director of the Company or any of its Company Subsidiaries; (ii) any holder of record or beneficial owner of 10% or more of the Company Capital Stock; and (iii) any affiliate or associate of any such officer, director, holder of record or beneficial owner, on the other hand. The Company does not have any agreement, arrangement or understanding (whether written or oral) with any: (i) shareholder of Parent; (ii) interested party of Parent; (iii) related party of any interested party of Parent; or (iv) any joint actor with any such persons, (and for this purpose, the terms "interested party", "related party" and "joint actor" shall each have the meaning ascribed to such terms in MI 61-101), in respect of Parent or any of its securities, businesses or operations.

4.25 Brokers' Fees and Expenses.  No broker, investment banker, financial advisor or other Person, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its Affiliates, other than Evans and Evans Inc.

4.26 Collateral Benefit.  Schedule 4.26 of the Company Disclosure Schedules lists all "collateral benefits" (within the meaning of MI 61-101) entitled to be received by related parties (within the meaning of MI 61-101) of the Company as a consequence of the Merger and the transactions herein.

4.27 Use of Short Form Prospectus.  The Company meets the general eligibility requirements for use of a short form prospectus under National Instrument 44-101 - Short Form Prospectus Distributions of the Canadian Securities Administrators.

4.28 Investment Canada Act.  Neither the Company nor any Company Subsidiary has engaged in any of the following activities as set out in the definition of "cultural business" contained in subsection 14.1(6) of the Investment Canada Act, as part of or in connection with a Canadian business: (a) the publication, distribution or sale of books, magazines, periodicals or newspapers in print or machine readable form, other than the sole activity of printing or typesetting of books, magazines, periodicals or newspaper; (b) the production, distribution, sale or exhibition of film or video recordings; (c) the production, distribution, sale or exhibition of audio or video music recordings; (d) the publication, distribution or sale of music in print or machine readable form; or (e) radio communication in which the transmissions are intended for direct reception by the general public, any radio, television and cable television broadcasting undertakings and any satellite programming and broadcast network services.

4.29 Competition Act.  Neither the book value of the Company and the Company Subsidiaries' assets in Canada, nor the annual gross revenues from sales in or from Canada generated by those assets, exceeded C$96 million, as determined in accordance with the Competition Act and the Notifiable Transactions Regulations thereunder.

4.30 Indebtedness.  Neither the Company nor any Company Subsidiary has any Indebtedness.

5. Covenants Relating to Conduct of Business

5.1 Conduct of Business by the Company.  Except (i) as set forth in Section 5.1 of the Company Disclosure Schedules; (ii) as expressly required by this Agreement; (iii) as required by applicable Law; or (iv) with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed) from the date of this Agreement to the Effective Time, (A) the Company shall, and shall cause each Company Subsidiary to, (1) conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practice and (2) use commercially reasonable efforts to ensure that it preserves intact in all material respects its current business organization, assets and technology, keeps available the services of the employees of the Company and each Company Subsidiary (each, a "Company Employee") in all material respects and maintains its relations and goodwill with material customers, suppliers, landlords, and other Persons having material business relationships with the Company in all material respects, (B) the Company shall, and shall cause each Company Subsidiary to, exercise its and their best efforts to incur only those attorneys, accountants, actuaries, consultants, experts and other professionals costs and expenses that are reasonably necessary to consummate the transactions contemplated by this Agreement and to conduct the business of the Company and each Company Subsidiary in the ordinary course of business consistent with past practices and (C) the Company shall not, and shall not permit any Company Subsidiary to, do any of the following:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than dividends and distributions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities; or (iii) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary or any securities of the Company or any Company Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, the Company or any Company Subsidiary, or any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (A) the payment of the exercise price of Company Stock Options with Company Common Stock (including in connection with "net exercises"), (B) required tax withholding in connection with the exercise, vesting and settlement of Company Stock Awards and other awards pursuant to the Company Stock Plans, (C) forfeitures of Company Stock Awards, or (D) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(b) issue, deliver, sell, grant, pledge or otherwise subject to any Lien (other than Liens imposed by applicable securities Laws): (i) any shares of capital stock or other equity interests or voting securities of the Company or any Company Subsidiary other than (A) the issuance of Company Common Stock (1) upon the due exercise, vesting or settlement of Company Stock Awards issued pursuant to the Company Stock Plans, in each case outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time, or (2) prior the Final Offering, pursuant to the Company ESPP, or (B) transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries; (ii) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; (iii) any warrants, calls, options, phantom stock, stock appreciation rights or other rights to acquire any capital stock or voting securities of, or other equity interests in, the Company or any Company Subsidiary; or (iv) any Company Stock Awards or other rights issued by the Company or any Company Subsidiary that are linked in any way to the price of any class of Company Capital Stock or any shares of capital stock of any Company Subsidiary, the value of the Company, any Company Subsidiary or any part of the Company or any Company Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of the Company or any Company Subsidiary;

(c) (i) amend the Company Charter or the Company Bylaws; (ii) amend the charter or organizational documents of any Company Subsidiary, or (iii) amend any term of any securities in the Company or any of its Subsidiaries, except, in the case of each of the foregoing clauses (i) and (ii), as may be required by Law or the rules and regulations of NASDAQ;

(d) create any Company Subsidiary;

(e) make or adopt any material change in its accounting methods, principles or practices, except as may be required by a change in GAAP or Law;

(f) directly or indirectly acquire, dispose of, sell, assign or abandon or agree to acquire, dispose of, sell, assign or abandon in any transaction any equity interest in or business or material assets of any Person or division thereof, except acquisitions or dispositions with respect to transactions solely between or among the Company and the wholly owned Company Subsidiaries or between or among wholly owned Company Subsidiaries;

(g) sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise subject to any Lien (other than Permitted Liens), or otherwise dispose of any material properties or assets or any material interests therein other than: (i) pursuant to Contracts in existence on the date of this Agreement; or (ii) with respect to transactions between the Company, on the one hand, and any wholly owned Company Subsidiary, on the other hand, or between wholly owned Company Subsidiaries;

(h) incur any Indebtedness, except that the Company shall be entitled to incur up to $100,000 in Indebtedness in April 2021 and the Company shall be entitled to incur up to $100,000 in Indebtedness in May 2021;

(i) except as required by the express terms of any Company Benefit Plan or Collective Agreement, in each case as in effect on the date hereof, (i) establish, adopt, amend or terminate any Company Benefit Plan or create or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement, other than any such amendments to existing Company Benefit Plans that do not materially increase the annual cost to the Company of maintaining such Company Benefit Plan; provided that no such amendment shall include or increase any severance or equity payments; (ii) increase in any manner the compensation (including severance, change in control, management exit and retention compensation) of any current or former employees of the Company or its Subsidiaries, other than base salary increases for employees in connection with the Company's merit review process, provided that such merit review process is done in the ordinary course of business and at a time and manner consistent with the Company's past practices, and the aggregate amount of the increases does not exceed $50,000; (iii) pay or award, or commit to pay or award, any bonuses or incentive compensation (whether cash, equity or equity-based), including any transaction-related bonuses, other than bonuses or incentive compensation paid under compensation plans prior to the date of this Agreement; or (iv/) accelerate the time of vesting or payment of any award under any Company Benefit Plan or otherwise;

(j) change the payment terms with any customer or supplier, including accelerating accounts receivable terms or invoices, or pre-selling transactions at a discount;

(k) (i) hire any employee or engage any individual; or (ii) terminate the employment of any such employee other than for cause;

(l) except as permitted by Section 2.3(b) or Section 6.7, settle or compromise any litigation or claims or release, dismiss or otherwise dispose of or make any payment with respect to any claim, liability, obligation or arbitration, now existing or arising after the date of this Agreement;

(m) encumber, convey title (in whole or in part), license or make a similar grant under any material Company Intellectual Property Rights owned by or exclusively licensed to the Company or any Company Subsidiary, other than non-exclusive licenses to customers in the ordinary course of business consistent with past practice;

(n) take any action or fail to take any action, if such action or failure to take such action would reasonably be likely to result in the loss, lapse, abandonment, invalidity or unenforceability of any Company Intellectual Property, except for Company Intellectual Property which, in the reasonable judgment of the Company or a Company Subsidiary is determined to not be material to its business, consistent with past practice;

(o) other than as required by applicable Law or GAAP or in the ordinary course of business, make, change or revoke any material election with respect to Taxes or any election pursuant to Section 7701 of the Code and the Treasury Regulations thereunder, file any material amended Tax Return, change any material accounting method for Taxes, settle or compromise any material Tax liability, enter into any closing agreement with respect to any material Tax or surrender any right to claim a material Tax refund;

(p) incur any individual capital expenditure in excess of $25,000;

(q) materially amend, modify, renew or terminate any Real Estate Lease or enter into any new material lease, sublease, license or other agreement for the use or occupancy of any real property;

(r) enter into a new line of business or abandon or discontinue any existing line of business;

(s) enter into, amend, accelerate, cancel, fail to exercise an expiring renewal option, grant a material waiver under or modify in any material respect, terminate or transfer to any Person other than a Company Subsidiary any Material Contract or any contract that would constitute a Material Contract if in effect as of the date of this Agreement;

(t) adopt a plan of agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization or other reorganization, or file a petition in bankruptcy under any provisions of applicable bankruptcy law on its behalf, or consent to the filing of any bankruptcy petition against it under any similar applicable Law;

(u) make or forgive any loan to any other Person (other than (i) the advancement of expenses to its employees in connection with the performance of their duties in the ordinary course of business consistent with past practice or (ii) to any wholly-owned Subsidiary in the ordinary course of business consistent with part practice);

(v) enter into a transaction with any stockholder of record or beneficial stockholder, director or executive officer of the Company or the Company Subsidiaries or any affiliate or associate of any such officer, director, holder of record or beneficial owner; or

(w) enter into any binding commitment to take any of the foregoing actions.

5.2 No Control.  Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company's or any Company Subsidiaries' operations prior to the Effective Time.  Prior to the Effective Time, each of the Company, Parent and Merger Sub shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries' respective operations.

5.3 No Solicitation by the Company; Company Recommendation

(a) Except as expressly permitted by this Section 5.3, the Company shall, and shall cause each of the Company Subsidiaries (and shall instruct its and their respective directors, officers, managers, employees, consultants, legal counsel, financial advisors and agents and other representatives (collectively, "Representatives")) to: (i) following execution of this Agreement, immediately cease any existing solicitations, discussions or negotiations with any Persons that may be ongoing with respect to any inquiry, proposal, discussion, offer or request that constitutes or could reasonably be expected to lead to, or result in, an Alternative Proposal (an "Inquiry"); (ii) (A) as promptly as reasonably practicable (and in any event within four Business Days) following the date hereof, request the prompt return or destruction (to the extent provided for by the applicable confidentiality agreement) of all confidential information previously furnished to any Person (other than Parent) that has, within the six-month period prior to the date of this Agreement, made or indicated an intention to make an Inquiry and (B) enforce the provisions of any existing confidentiality or non-disclosure agreement entered into with respect to any Inquiry; (iii) until such time as this Agreement is validly terminated pursuant to and in accordance with Section 8, subject to the other provisions of this Section 5.3, not, directly or indirectly, (A) solicit, initiate, knowingly encourage or facilitate the submission of any Inquiry or an Alternative Proposal, (B) furnish non-public information to or afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to any Person in connection with an Inquiry or an Alternative Proposal or (C) enter into, continue or otherwise participate in any discussions or negotiations with any Person with respect to an Inquiry or an Alternative Proposal; and (iv) until this Agreement is validly terminated pursuant to and in accordance with Section 8, subject to the other provisions of this Section 5.3, not, directly or indirectly, (A) approve, agree to, accept, endorse, recommend or submit to a vote of its stockholders any Alternative Proposal, (B) fail to make, or withdraw, qualify, modify or amend, in a manner adverse to Parent and Merger Sub, the Company Recommendation (or recommend an Alternative Proposal), (C) take any action to exempt any Person from business combination, anti-takeover and similar Laws, (D) make any public statement, filing or release inconsistent with the Company Recommendation, (E) fail to publicly reaffirm the Company Recommendation within three Business Days after Parent so requests in writing, (F) approve, adopt or recommend any Alternative Proposal, or propose publicly to approve, adopt or recommend, any Alternative Proposal, (any of the foregoing clauses (A) through (F) in this subsection (iv), an "Adverse Recommendation Change"), or (G) enter into any letter of intent, agreement in principle, term sheet, merger agreement, acquisition agreement, option agreement or other similar Contract relating to or providing for any Alternative Proposal or a potential Alternative Proposal or requiring, or reasonably expected to cause, the Company to abandon, terminate, materially delay or fail to consummate, or that would otherwise materially impede or interfere with, the Merger or any of the other transactions contemplated hereby.  It is agreed that any Willful Breach of the restrictions set forth in this Section 5.3(a) by any Affiliate of the Company or any Representative of the Company or any of its Affiliates shall be deemed a Willful Breach of this Agreement by the Company.

(b) Notwithstanding anything to the contrary in Section 5.3(a), if at any time following the date hereof and prior to the earlier of the time the Company Stockholder Approval is obtained and the date, if any, on which this Agreement is validly terminated pursuant to and in accordance with Section 8, the Company or any Company Subsidiary or any of their respective Representatives receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from a material breach of this Section 5.3) by any Person, the Company and its Representatives may, if the Company Board and the Committee has determined in good faith (after consultation with its financial and/or outside legal advisors) that such Alternative Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and that the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable Law: (i) furnish non-public information to and afford access to the business, employees, officers, contracts, properties, assets, books and records of the Company and the Company Subsidiaries to the Person who made such Alternative Proposal and such Person's Representatives pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements (provided that the Company has previously furnished, made available or provided access to Parent to any such non-public information or substantially concurrently (and in any event within twenty-four hours thereafter) does so); and (ii) enter into or otherwise participate in any discussions or negotiations with any Person regarding such Alternative Proposal.

(c) Reasonably promptly (but in no event more than twenty-four hours) following receipt of any Alternative Proposal from and after the date of this Agreement, the Company shall advise Parent of the receipt of such Alternative Proposal, and the terms and conditions of such Alternative Proposal (including, in each case, the identity of the Person making any such Alternative Proposal), and the Company shall as reasonably promptly as practicable provide to Parent: (i) a copy of such Alternative Proposal, if in writing;; or (ii) a written summary of the material terms of such Alternative Proposal, if oral.  In addition, the Company shall keep Parent reasonably informed in all material respects on a reasonably current basis of the status and material terms (including material amendments or proposed material amendments to) of such Alternative Proposal.

(d) Notwithstanding anything herein to the contrary, at any time prior to the earlier of the time the Company Stockholder Approval is obtained and the date, if any, on which this Agreement is validly terminated pursuant to and in accordance with Section 8, (1) if (x) the Company receives a bona fide unsolicited written Alternative Proposal (which Alternative Proposal did not result from a material breach of this Section 5.3) that the Company Board and the Committee determines in good faith, after consultation with its financial and/or outside legal advisors, constitutes a Superior Proposal and (y) the Company determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable Law, then the Company Board may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 8.1(d) to enter into a definitive agreement with respect to such Superior Proposal; and (2) if in response to material events, changes or developments in circumstances, unrelated to an Alternative Proposal, that were not known to or reasonably foreseeable by the Company Board and the Committee as of or prior to the date hereof, the Company Board and the Committee have determined in good faith, after consultation with its financial and/or outside legal advisors, that the failure to take such action would be inconsistent with the directors' exercise of their fiduciary duties under applicable Law, then the Company Board and the Committee may make an Adverse Recommendation Change; provided, that the Company Board and the Committee may not make an Adverse Recommendation Change or terminate this Agreement pursuant to this Section 5.3(d) unless:

(i) the Company shall have first provided prior written notice to Parent (which notice shall not constitute an Adverse Recommendation Change or termination of this Agreement), at least four Business Days in advance (the "Notice Period"), of the Company's intention to take any action permitted under this Section 5.3(d), which notice shall, if applicable, specify the reasons for the proposed Adverse Recommendation Change and, if applicable, the material terms and conditions of any Superior Proposal (including the identity of the Person making such Superior Proposal) and, if applicable, provide a copy of the relevant proposed transaction agreement; and

(ii) prior to making an Adverse Recommendation Change and/or terminating this Agreement to enter into a definitive agreement with respect to a Superior Proposal, the Company shall, and shall use reasonable best efforts to cause its Representatives to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that, (A) in the case of Section 5.3(d)(1), such Alternative Proposal ceases to constitute a Superior Proposal and (B) in the case of Section 5.3(d)(1) or Section 5.3(d)(2), the Company Board and the Committee determine in good faith, after consultation with outside counsel, that the failure to take such action would not be inconsistent with the directors' exercise of their fiduciary duties under applicable Law.  In the event of any material revisions to an Alternative Proposal constituting a Superior Proposal, the Company shall be required to deliver a new written notice to Parent and to comply with the requirements of this Section 5.3(d) with respect to such new written notice, except that references to the four Business Day period above shall be deemed to be references to a two Business Day period.

For the avoidance of doubt, if Parent, within four Business Days (or two Business Days, in the event of a new written notice following material revisions to a Superior Proposal) following its receipt of a Superior Proposal notice makes an offer that, as determined in good faith by the Company Board and the Committee (after consultation with its financial and/or outside legal advisors), results in the applicable Alternative Proposal no longer being a Superior Proposal, then the Company shall have no right to terminate this Agreement pursuant to Section 8.1(d) as a result of such Alternative Proposal.

(e) Nothing contained in this Agreement shall prevent the Company or the Company Board from making any disclosure to the Company's stockholders required (after consultation with outside legal advisors) under applicable Law; provided, that this Section 5.3(e) shall not permit the Company or the Company Board to make an Adverse Recommendation Change except as expressly set forth in this Section 5.3.

(f) For purposes of this Agreement:

(i) "Alternative Proposal" means any bona fide proposal or offer (whether in writing) with respect to any (A) merger, consolidation, share exchange, other business combination or similar transaction involving the Company and a third party (including any "group" as defined pursuant to Section 13(d) of the Exchange Act); (B) sale, contribution or other disposition directly or indirectly of any business or assets of the Company or the Company Subsidiaries representing 20% or more of the consolidated revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole; (C) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or "group" of Persons (as defined in Section 13(d)(3) of the Exchange Act) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; (D) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any "group" which beneficially owns or has the right to acquire beneficial ownership of, securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company; or (E) any combination of the foregoing (in each case, other than the Merger or the other transactions contemplated by this Agreement).

(ii) "Superior Proposal" means any bona fide written proposal or offer with respect to an Alternative Proposal (with all percentages in the definition of Alternative Proposal increased to 100%) made by a Person or "group", on terms which the Company Board and the Committee determine in its good faith (after consultation with its financial and outside legal advisors) to be more favorable to the holders of Company Common Stock (solely in their capacity as such) from a financial point of view than the Merger, taking into account all the terms and conditions of such proposal and this Agreement and taking into account all other financial, legal, regulatory and other aspects of such Alternative Proposal that the Company Board and the Committee consider in good faith to be appropriate (including the conditionality, and the timing and likelihood of consummation of such proposal).

(iii) "Acceptable Confidentiality Agreement" means a confidentiality agreement containing terms that are not materially less restrictive of, and not materially more favorable to, a third party or "group" that is a party to such agreement and its Affiliates and Representatives than the terms set forth in the Confidentiality Agreement are to Parent and its Affiliates and Representatives, including with respect to standstill provisions; provided, however, that such confidentiality agreement shall not prohibit compliance by the Company with any of the provisions of this Section 5.3.

6. Additional Agreements

6.1 Proxy Statement.  As promptly as practicable, and in no event later than twenty days after the execution and delivery of this Agreement, the Company shall prepare and cause to be filed with the SEC the preliminary proxy statement (the "Preliminary Proxy Statement") to be sent to the stockholders of the Company relating to the Company Stockholder Meeting.  Upon receipt by the Company from the SEC that the SEC has no comments on the Preliminary Proxy Statement, that the SEC has no further comments on the Preliminary Proxy Statement or the review period by the SEC expires without comment, the Company will file the definitive proxy statement (the "Proxy Statement") with the SEC and the Canadian Securities Authorities.  The Company shall give Parent the opportunity to review and comment on the Proxy Statement and the Company shall consider Parent's reasonable comments with respect to the same.  The Company will cause the Proxy Statement to be mailed to the stockholders of the Company as of the record date (determined in accordance with Section 6.2).  Without limiting the generality of the foregoing, each of the Company and Parent shall, and shall instruct their respective Representatives to, reasonably cooperate with the other party hereto and its respective Representatives in the preparation of the Proxy Statement, and shall furnish the other party hereto with all information concerning it and its Affiliates as the other party hereto may deem reasonably necessary or advisable in connection with the preparation and filing of the Proxy Statement.  The Proxy Statement shall include the Company Recommendation, and a copy or detailed description of the Fairness Opinion and shall state that the Committee has received the Fairness Opinion.  The Company shall also use commercially reasonable efforts to obtain any necessary consents from Evans and Evans, its auditors and any other person required under Canadian Securities Laws to the use of any financial or technical information required to be included in the Proxy Statement.  No amendment or supplement (including by incorporation by reference) to the Proxy Statement shall be made without the prior review and approval of Parent and the Company (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent any disclosure contained therein relates to an Adverse Recommendation Change.  The Company shall cause the Proxy Statement to comply in all material respects as to form and substance with the requirements of the Securities Act, the Exchange Act and Canadian Securities Laws, and shall provide stockholders of the Company with information in sufficient detail to permit them to form a reasoned judgment concerning the matters to be placed before them at the Company Stockholder Meeting.  The information supplied or to be supplied by either party hereto for inclusion or incorporation by reference in the Proxy Statement shall not, on the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders or at the time of the Company Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party.  Without limiting the generality of the foregoing, prior to the Effective Time, the Company and Parent shall notify each other as promptly as practicable upon becoming aware of any event or circumstance which should be described in an amendment of, or supplement to, the Proxy Statement so that any such document would not include any misstatement of material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, and as promptly as practicable thereafter, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and the Canadian Securities Authorities and, to the extent required by applicable Law, the SEC or the Canadian Securities Authorities, disseminated to the stockholders of the Company.  The Company and Parent shall each notify the other as promptly as practicable after the receipt by such party of any written or oral comments of the SEC, the Canadian Securities Authorities or its their staff on, or of any written or oral request by the SEC, and the Canadian Securities Authorities or its their staff for amendments or supplements to, the Proxy Statement, and shall promptly supply the other with copies of all correspondence between it or any of its Representatives and the SEC and the Canadian Securities Authorities or its their staff with respect to any of the foregoing filings.  The Company shall make any other necessary filings with respect to the Merger under the Securities Act,  and the Exchange Act, and applicable Canadian Securities Laws and the rules and regulations thereunder and shall use reasonable best efforts to ensure that such filings after the date of this Agreement and prior to the Closing Date (and, if amended or superseded by a filing prior to the Closing Date, then on the date of such filing) will not contain any untrue statement of a material fact or omit (or will have omitted) to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that neither party makes any such covenant with respect to information supplied by the other party.

6.2 Company Stockholder Meeting.  Subject to applicable Law, the rules and regulations of NASDAQ and TSX, the Company Charter and the Company Bylaws, the Company shall establish a record date (with prior consultation with Parent) for, call, give notice of, convene and hold the Company Stockholder Meeting no later than sixty days from the earlier of receipt by the Company from the SEC that the SEC has no comments on the Preliminary Proxy Statement, that the SEC has no further comments on the Preliminary Proxy Statement or the review period by the SEC with respect to the Preliminary Proxy Statement expires without comment.  Notwithstanding the foregoing, (a) if, on or before the date on which the Company Stockholder Meeting is scheduled or upon the opening of the Company Stockholder Meeting, the Company reasonably believes that, (i) there are insufficient Company Shares necessary to conduct business at the Company Stockholder Meeting or there is not a quorum present, or (ii) the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Stockholder Approval, the Company may open and immediately adjourn the Company Stockholder Meeting to a later date (in accordance with the Company Charter and the Company Bylaws and applicable Law); provided that in no event shall the Company adjourn the Company Stockholder Meeting pursuant to this Section 6.2 for more than fifteen days later than the most recently adjourned meeting or to a date more than thirty days after the original date of the Company Stockholder Meeting or, without consent of Parent, to a date that is on or after the End Date, (b) the Company may open and immediately adjourn (in accordance with the Company Charter and the Company Bylaws and applicable Law) the Company Stockholder Meeting to the extent (and only to the extent) the Company determines in good faith that such adjournment is required by applicable Law, including to comply with comments made by the SEC with respect to the Proxy Statement, and that such adjournment would not breach the Company Charter, the Company Bylaws or applicable Law; (c) the Company may open and immediately adjourn (in accordance with the Company Charter and the Company Bylaws and applicable Law) the Company Stockholder Meeting to ensure that any supplement or amendment to the Proxy Statement required under applicable Law is timely provided to the stockholders of the Company within a reasonable amount of time, in the good faith judgment of the Company (after consultation with its outside legal counsel), in advance of the Stockholder Meeting, and/or (d) the Company may open and immediately adjourn (in accordance with the Company Charter and the Company Bylaws and applicable Law) the Company Stockholder Meeting to the extent (and only to the extent) that Parent provides its prior written consent or Parent requests such an extension.  The Company shall solicit from stockholders of the Company proxies in favor of the adoption of this Agreement in accordance with the NRS and shall use its best efforts to secure the Company Stockholder Approval at the Company Stockholder Meeting.  The Company shall keep Parent promptly informed regarding its solicitation efforts and proxy tallies following the mailing of the Proxy Statement, including by allowing Parent and its Representatives to participate in meetings and discussions with the Company and any proxy solicitor retained by the Company and, if applicable, by directing such proxy solicitor to provide regular reports to Parent.  Once the Company has established a record date for the Company Stockholder Meeting, the Company will not change such record date or establish a different record date without the prior written consent of Parent.  Without the prior written consent of Parent, the approval of this Agreement will be the only matter (other than related procedural matters) that the Company will propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

6.3 Access to Information; Confidentiality; Cooperation.

(a) Subject to applicable Law, the Company shall, and shall cause each Company Subsidiary to, afford to Parent and to the Representatives of Parent reasonable access during normal business hours, upon reasonable advance notice, during the period prior to the Effective Time, to all their respective properties, books and records and, during such period, the Company shall, and shall cause each Company Subsidiary to, furnish reasonably promptly to Parent all other information concerning its business, properties and personnel as Parent may reasonably request for any reasonable business purpose related to the consummation of the transactions contemplated by this Agreement (in each case, in a manner so as to not interfere in any material respect with the normal business operations of the Company or any Company Subsidiary); provided, however, that the Company shall not be required to permit such access or make such disclosure, to the extent it determines, after consultation with outside counsel, that such disclosure or access would (i) violate the terms of any confidentiality agreement or other Contract with a third party (provided that the Company shall use its reasonable best efforts to obtain the required consent of such third party to such access or disclosure); (ii) result in the loss of any attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege); or (iii) violate any applicable Law (provided that the Company shall use its reasonable best efforts to provide such access or make such disclosure in a manner that does not violate Law).  Notwithstanding anything contained in this Agreement to the contrary, the Company shall not be required to provide any access or make any disclosure to Parent pursuant to this Section 6.3 to the extent such access or information is reasonably pertinent to a litigation where the Company or any of its Affiliates, on the one hand, and Parent or any of its Affiliates, on the other hand, are adverse parties.  All information exchanged pursuant to this Section 6.3 shall be subject to the Mutual Non-Disclosure Agreement, dated June 12, 2019 between Parent and the Company (the "Confidentiality Agreement").

(b) Without limiting the generality of Section 6.3(a), during the period from the date until the date, if any, on which this Agreement is validly terminated pursuant to and in accordance with Section 8, the Company agrees to, and to cause the Company Subsidiaries to, subject to applicable Law and Section 6.3(a) (i) reasonably assist and reasonably cooperate with Parent and its Subsidiaries to facilitate planning for the post-Closing integration of the Company and the Company Subsidiaries with Parent and its Subsidiaries (including, at the request of Parent from time to time, reasonably assisting and cooperating with Parent and its Subsidiaries in the planning and development of a post-Closing integration plan), (ii) provide reasonable access to key personnel identified by Parent to facilitate Parent's efforts with respect to the post-Closing retention of such key personnel and (iii) provide Parent with reasonable periodic updates on activities relating to the integration of the Company's existing businesses.

6.4 Efforts to Consummate

(a) Subject to the terms and conditions herein provided, Parent and the Company shall use their respective reasonable best efforts to reasonably promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under this Agreement and applicable Laws to consummate and make effective as reasonably promptly as practicable after the date hereof and in any event no later than the End Date the transactions contemplated by this Agreement, including (i) preparing as reasonably promptly as practicable all necessary applications, notices, petitions, filings, ruling requests and other documents and to obtain as reasonably promptly as practicable all Consents necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this Agreement (collectively, the "Governmental Approvals") and (ii) as reasonably promptly as practicable taking all steps as may be necessary to obtain all such Governmental Approvals.  In furtherance and not in limitation of the foregoing, each party hereto agrees to (A) make an appropriate and complete filings in respect of the Governmental Approval(s) listed on Section 6.4(a) of the Company Disclosure Schedules pursuant to applicable Regulatory Law with respect to the transactions contemplated hereby, in each case within ten Business Days following the date of this Agreement, (B) make all other filings pursuant to other Regulatory Laws that are necessary, proper, or advisable to permit consummation of the transactions contemplated hereby as reasonably promptly as practicable, and (C) not enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of Parent.  Each of Parent and the Company shall supply as reasonably promptly as practicable any additional information or documentation that may be requested pursuant to any Regulatory Law and use its reasonable best efforts to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under any Regulatory Law as soon as possible and in any event no later than the End Date.

(b) Each of Parent and the Company shall, in connection with the actions referenced in Section 6.4(a) to obtain all Governmental Approvals under any Regulatory Laws, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any communication, filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (ii) keep the other party and/or its counsel informed of any communication received by such party from, or given by such party to, the applicable Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby; (iii) to the extent practicable, consult with each other in advance of any meeting or conference with any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by such Governmental Entity or other Person, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences; and (iv) permit the other party and/or its counsel to review in advance any submission, filing or communication (and documents submitted therewith) intended to be given by it to such Governmental Entity; provided that materials may be redacted to remove references concerning the valuation of the businesses of the Company and the Company Subsidiaries.  Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive material to be provided to the other under this Section 6.4(b) as "Counsel Only Material."  Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Parent or the Company, as the case may be) or its legal counsel.

(c) In furtherance and not in limitation of the covenants of the parties contained in Section 6.4(a) and Section 6.4(b), Parent and the Company shall use their respective reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the End Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of such businesses, product lines or assets of the Company or the Company Subsidiaries, and (ii) otherwise taking or committing to take actions that after the Closing may limit the Company's and the Company Subsidiaries' freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines or assets of the Company and/or the Company Subsidiaries; provided, however, any action contemplated by clauses (i) and (ii) is conditioned upon the consummation of the transactions contemplated by this Agreement; provided, further, that notwithstanding anything to the contrary in this Agreement, none of Parent or any of its Affiliates (including Merger Sub) shall be required to and, without the prior written consent of Parent, neither the Company nor any Company Subsidiary may, (A) litigate with or otherwise participate in any legal proceeding with any Governmental Entity in connection with obtaining any consent or approval required in connection with this Agreement or to consummate the transactions contemplated by this Agreement or (B) accept or agree to any limitation on ownership or operations, or to dispose of or hold separate any portion of the business or assets of Parent, the Company or any of their respective Affiliates, or otherwise undertake any action or enter into any agreement pursuant to this Section 6.4.

(d) Parent shall have, except where prohibited by applicable Law, responsibility for determining the strategy for dealing with any Governmental Entity, regarding all Regulatory Laws relating to antitrust matters; provided, that, Parent shall consult with the Company in a reasonable manner and consider in good faith the views and comments of the Company in connection with the foregoing.

(e) Notwithstanding anything in Section 6.4, Parent shall use commercially reasonable efforts to file, no later than fifteen Business Days after the execution and delivery of this Agreement, a complete notice of investment in accordance with Section 12 of the Investment Canada Act in connection with the transactions contemplated by this Agreement.  The Company and the Company Subsidiaries shall provide such relevant information and documentation to assist with such notice of investment as Parent may consider necessary or desirable to comply with the Investment Canada Act.  Parent and the Company and the Company Subsidiaries shall furnish promptly to the requesting authority any additional information reasonably requested pursuant to the Investment Canada Act in connection with such notice of investment.

6.5 Third-Party Consents.  If reasonably requested by Parent, the Company shall use its reasonable best efforts to give all notices to, and obtain, or cause to be obtained, all consents, approvals and authorizations that are reasonably requested by Parent, but excluding consents of Governmental Entities, which are governed by Section 6.4, except that obtaining the Required Consents shall be conditions to closing as set forth in Section 7.2(f).  For the avoidance of doubt, obtaining any such consents, approvals or authorizations, other than the Required Consents, shall not be a condition to closing.

6.6 Insurance.  Before the Effective Time, the Company shall obtain a fully-paid up extension of its current directors' and officers' liability insurance policy (the "D&O Tail Insurance") covering the Company in an amount and scope at least as favorable as the coverage applicable to directors and officers as of the Effective Time under the Company's current directors' and officers' liability insurance policy, with the premium to be paid by each of the Company and the Parent as to 50% (such amount of the premium for the D&O Tail Insurance, the "D&O Tail Insurance Premium").  The D&O Tail Insurance shall provide coverage for a period of six years from the Effective Time for all losses, claims, damages, costs, expenses, Liabilities or judgments or amounts that are paid in settlement, including court and attorney's costs and expenses (the "Company Indemnified Liabilities") of or in connection with any claim, action, suit, proceeding or investigation by reason of the fact that such Person is or was a director, officer or employee of the Company, arising out of or pertaining to any acts or omissions occurring at or before the Effective Time (including the transactions contemplated by this Agreement), whether asserted or claimed before, or at or after the Effective Time and all Company Indemnified Liabilities based on, or relating to this Agreement or the transactions contemplated hereby (to the extent that such losses, claims, damages, costs, expenses, Liabilities or judgments or amounts arose from or are related to this Agreement or the transactions contemplated hereby).  The portion of the D&O Tail Insurance Premium paid by the Company shall be deemed to be a Company Transaction Expense.

6.7 Notification of Certain Matters; Transaction Litigation.

(a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of any notice or other communication received by such party from any Governmental Entity in connection with the this Agreement, the Merger or the transactions contemplated hereby, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent.

(b) The Company shall keep Parent reasonably informed, but only to the extent that doing so would not, in the reasonable judgment of the Company's legal counsel, jeopardize attorney-client privilege, regarding any suit, action or other proceeding commenced or, to the Knowledge of the Company, threatened against the Company or its current or former directors or officers by any stockholder of the Company relating to, arising out of or involving this Agreement, the Merger or any of the other transactions contemplated hereby ("Transaction Litigation").  The Company shall consult with Parent with respect to, and give Parent the opportunity to participate (subject to a customary joint defense agreement, and at Parent's expense) in, but not control, the defense and settlement of any Transaction Litigation and shall not compromise or settle in full or in part any such Transaction Litigation unless Parent shall have consented in writing thereto (which consent shall not be unreasonably withheld, conditioned or delayed).  Notwithstanding anything to the contrary in this Section 6.7(b), any suit, action or other proceeding relating to Dissenting Shares shall be governed by Section 2.3.

6.8 Section 16 Matters.  Prior to the Effective Time, the Company may take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.

6.9 Stock Exchange De-listing.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Law and rules and policies of NASDAQ to cause the delisting of the Company Common Stock from NASDAQ as promptly as practicable after the Effective Time (provided that no such action shall be required to be effective prior to the Effective Time) and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.  Promptly following the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, necessary, proper or advisable on its part under Law and rules and policies of TSX to cause the delisting of the Company Common Stock from TSX as promptly as practicable after the Effective Time (provided that no such action shall be required to be effective prior to the Effective Time).

6.10 Public Announcements.  Except with respect to any Adverse Recommendation Change or announcement made with respect to any Alternative Proposal, Superior Proposal or related matters in accordance with the terms of this Agreement, or any dispute between the parties regarding this Agreement or the transactions contemplated hereby, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any rule of or listing agreement with any national securities exchange or national securities quotation system.  The Company and Parent agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.  Nothing in this Section 6.10 shall limit the ability of any party hereto to make internal announcements to their respective employees that are consistent in all material respects with the prior public disclosures regarding the transactions contemplated by this Agreement.

6.11 Director and Officer Resignations.  At the Closing, the Company shall deliver to Parent evidence reasonably satisfactory to Parent of the resignation of the directors and officers of the Company and the Company Subsidiaries (other than directors of the Subsidiaries whom Parent determines shall continue to serve in such capacities following the Effective Time), together with written mutual releases of any and all claims against the Company and the Company Subsidiaries by such directors and officers and any and all claims against such directors and officers by the Parent, the Company and the Company Subsidiaries, effective at the Effective Time.

6.12 Employment and Company Benefits.

(a) During the six month period immediately following the Closing Date, Parent shall, or shall cause the Surviving Corporation to, provide to each Continuing Employee, for so long as such Continuing Employee remains so employed by the Surviving Corporation or any other Affiliate of Parent and subject to such Continuing Employee executing Parent's customary restrictive covenant agreements, an employment offer with an annual base salary and employee benefits that, with respect to such Continuing Employee, are substantially similar in the aggregate to the base salary, and employee benefits provided to such Continuing Employee immediately prior to the Closing Date (excluding, in each case, any equity-based, long-term and transaction-related incentives).  "Continuing Employee" means a Company Employee who is selected by the Company and Parent to remain employed with the Surviving Corporation or any other Affiliate of Parent following the Closing.  The Company, Parent and Surviving Corporation do not believe the Worker Adjustment and Retraining Notification Act applies here or requires any notice to Company Employees.

(b) The provisions of this Section 6.12 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 6.12, express or implied, shall (i) create any right in any employee of the Company to continued employment by Parent, the Company or the Surviving Corporation or any of their respective Affiliates, or preclude the ability of Parent, the Company or the Surviving Corporation or any of their respective Affiliates to terminate the employment of any employee at any time for any reason; (ii) require Parent, the Company or the Surviving Corporation to continue any Company Benefit Plans or prevent the amendment, modification or termination thereof after the Closing Date; (iii) confer upon any Company Employee or legal representative or beneficiary thereof or any other Person any third party beneficiary rights or other rights or remedies under or by reason of this Agreement; or (iv) amend or modify, be deemed to amend or modify or be treated as an amendment or modification to any Company Benefit Plan, Collective Agreement or any other employee benefit plan, program, agreement or arrangement of Parent, the Company, any Company Subsidiary, the Surviving Corporation or any of their respective Affiliates.

6.13 Reserved.

6.14 Voting and Other Agreements.

(a) Parent and each Key Employee have entered into an amended and restated employment agreement with the Company in a form approved by Parent, which agreement will be effective as of the Effective Time (the "Amended and Restated Employment Agreements").

(b) Parent and the Key Non-Employee Stakeholders have entered into the restrictive covenant agreements in forms approved by Parent and the Key Non-Employee Stakeholders, which restrictive covenant agreements will be effective on the Effective Time.

(c) Parent and the Key Employee Stakeholders will enter into restrictive covenant agreements in forms approved by Parent and the Key Employee Stakeholders within ten days of the date hereof, which restrictive covenant agreements will be effective on the Effective Time.

(d) Parent, the Key Non-Employee Stakeholders and each of Todd Carothers and David Karp have entered into the voting agreement in a form approved by Parent, the Key Non-Employee Stakeholders, Todd Carothers and David Karp (the "Voting Agreement").

6.15 Privacy and Personal Data.  In performing this Agreement and consummating the transactions contemplated by this Agreement, the Company and the Company Subsidiaries shall not violate any applicable Privacy Law or privacy policy.  Without limiting the generality of the foregoing:

(a) The Company and the Company Subsidiaries shall only disclose Personal Data to Parent and the Surviving Corporation that is necessary for the Surviving Corporation to carry on the business or activity that is the object of the transactions contemplated by this Agreement.

(b) The Company and the Company Subsidiaries shall only disclose Personal Data to Parent and the Surviving Corporation for which they have received consent to disclosure from the individual to whom the Personal Data relates, unless the Company and the Company Subsidiaries are permitted by Privacy Laws to disclose the Personal Data to Parent and the Surviving Corporation without the knowledge or consent of the individual.

(c) Parent and the Surviving Corporation shall use or disclose the disclosed Personal Data only for those purposes for which it was collected, used or disclosed by the Company and the Company Subsidiaries.

(d) Parent and the Surviving Corporation shall protect the disclosed Personal Data using security safeguards that are appropriate to the sensitivity of the disclosed Personal Data.

(e) Parent and the Surviving Corporation shall give effect to any withdrawals of consent to its collection, use, or disclosure of disclosed Personal Data requested by an individual to whom the disclosed Personal Data relates.

(f) The Surviving Corporation shall notify all affected individuals, including but not limited to employees, customers, directors, officers and shareholders, that the Closing has taken place and that their Personal Data has been disclosed to Parent and the Surviving Corporation.

6.16 Closing Statement.  No later than five days prior to the Closing Date, the Company shall deliver to Parent a statement setting forth the Company's good faith estimate of the Company Transaction Expenses.

7. Conditions Precedent.

7.1 Conditions to Each Party's Obligation to Effect the Merger.  The respective obligations of each party to consummate the Merger are subject to the satisfaction or (to the extent permitted by Law) waiver by the Company and Parent at or prior to the Effective Time of the following conditions:

(a) no Governmental Entity of competent jurisdiction in any jurisdiction in which Parent, the Company or their respective Subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and prevents, makes illegal or prohibits the consummation of the Merger, including a cease trade order, injunction or other prohibition or order at Law or under applicable legislation; and

(b) the Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Articles and the Company Bylaws.

7.2 Conditions to Parent's and Merger Sub's Obligations to Effect the Merger.  The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver by Parent on or prior to the Effective Time of the following conditions:

(a) (i) each of the representations and warranties of the Company contained in Section 4.4 (Authority; Execution and Delivery; Enforceability) and the first sentence of Section 4.8 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date made and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), (ii) each of the representations and warranties of the Company contained in Section 4.3(a) (Capital Structure) shall be accurate except for de minimis inaccuracies as of the date made and as of the Effective Time as though made on and as of the Effective Time (except those representations and warranties which address matters only as of a particular date need only be accurate as of such date), (iii) each of the representations and warranties contained in Section 4.1 (Organization, Standing and Power), Section 4.3(b) (Capital Structure), Section 4.19 (Anti-Takeover Provisions), Section 4.25 (Brokers' Fees and Expenses), and Section 4.30 (Indebtedness) shall be true and correct in all material respects as of the date made and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (iv) any other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date made and as of the Effective Time (without giving effect to any references to any "Company Material Adverse Effect" or other "materiality" qualifications) as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(b) the Company shall have complied with or performed in all material respects each covenant and obligation that the Company is required to comply with or to perform at or prior to the Effective Time;

(c) the Company shall have delivered to Parent a certificate signed by an executive officer of the Company and dated as of the Effective Time to the effect that the conditions specified in Section 7.2(a) and Section 7.2(b) have been satisfied;

(d) this Agreement shall not have been validly terminated in accordance with Section 8;

(e) since the date of this Agreement, no Company Material Adverse Effect shall have occurred;

(f) the Company shall have obtained and delivered to Parent the Required Consents and the Governmental Approval(s) listed on Section 6.4(a) of the Company Disclosure Schedules;

(g) all statutes of limitations set forth in the regulations under the Investment Canada Act shall have expired and Parent shall have received a receipt from the Director under the Investment Canada pursuant to Section 13 of the Investment Canada Act, certifying the date on which (i) the complete notice given under Section 12 was received by the Director under the Investment Canada Act; and (ii) advising Parent that the transactions contemplated by this Agreement are not subject to net benefit review;

(h) the Company shall have received and provided to Parent written acknowledgement from each Person to whom Company Transaction Expenses are required to be paid the entire amount of Company Transactions Expenses payable to such Person;

(i) there shall not be Dissenting Shares representing more than 4% of the outstanding Company Common Stock;

(j) the Company shall have delivered to Parent an affidavit by an officer of the Company in accordance with Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company has not been a United States real property holding corporation (as the term is defined in the Code and the Treasury Regulations) at any time during the five-year period ending on the Closing Date, along with a notice prepared in accordance with Treasury Regulation Section 1.897-2(h) to be mailed by Parent (together with copies of the affidavit described above) to the Internal Revenue Service in accordance with Treasury Regulation Section 1.897-2(h); and

(k) the Amended and Restated Employment Agreements shall still be in full force and effect.

7.3 Conditions to the Company's Obligations to Effect the Merger.  The obligations of the Company to consummate the Merger are further subject to the satisfaction or (to the extent permitted by applicable Law) waiver by the Company on or prior to the Effective Time of the following conditions:

(a) (i) each of the representations and warranties of Parent and Merger Sub contained in Section 3.2 (Authority; Execution and Delivery; Enforceability) shall be true and correct in all respects as of the date made and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), (ii) each of the representations and warranties contained in Section 3.1 (Organization, Standing and Power) and Section 3.6 (Brokers' Fees and Expenses) shall be true and correct in all material respects as of the date made and as of the Effective Time as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (iii) any other representations and warranties of Parent or Merger Sub contained in this Agreement shall be true and correct as of the date made and as of the Effective Time (without giving effect to any references to any "Parent Material Adverse Effect" or other "materiality" qualifications) as though made on and as of the Effective Time (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except where failure to be so true and correct would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(b) each of Parent and Merger Sub shall have complied with or performed in all material respects each covenant and obligation that it is required to comply with or to perform at or prior to the Effective Time;

(c) Parent shall have delivered to the Company a certificate signed by an executive officer of the Company and dated as of the Effective Time to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied;

(d) this Agreement shall not have been validly terminated in accordance with Section 8.

7.4 Frustration of Conditions.  None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or the other transactions or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 7.1, Section 7.2 or Section 7.3, as the case may be, to be satisfied if such failure was caused by such party's material breach of any provision of this Agreement.

8. Termination, Amendment and Waiver

8.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time (except to the extent expressly provided in this Section 8.1):

(a) by mutual written consent of the Company and Parent;

(b) by either the Company or Parent:

(i) if the Closing shall not have occurred on or before on or before May 31, 2021 (the "End Date"); provided that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material breach of any provision of this Agreement is the principal cause of or results in the failure of the Closing to be consummated by the End Date and for the sake of clarity the Parent's failure to pay the Merger Consideration by the End Date will result in a right for the Company to terminate this Agreement under this subsection but it shall not constitute a breach of this Agreement for which any remedy may be sought other than the Termination Fee in accordance with the terms of Section 8.3; or

(ii) if a Governmental Entity of competent jurisdiction in any jurisdiction in which Parent, the Company or their respective Subsidiaries, taken as a whole, have material business operations shall have enacted, issued, promulgated, enforced or entered any applicable Law or Order which is then in effect and prevents, makes illegal or prohibits the consummation of the Merger, which Law or Order shall have become final and non-appealable; provided that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose material breach of this Agreement is the principal cause of or results in the issuance of such final and non-appealable Law or Order;

(c) by the Company at any time prior to the Effective Time, if there has been any breach or violation of any representation, warranty, covenant or agreement of Parent or Merger Sub contained in this Agreement, in each case, if such breach or violation would reasonably be expected to prevent Parent or Merger Sub from consummating the Merger by the End Date and such breach or violation is not capable of being cured, or is not cured by Parent or Merger Sub on or before the earlier of (i) the End Date and (ii) thirty days after delivery of written notice thereof by the Company; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.1(c) if the Company is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement and Parent's failure to pay the Merger Consideration by the End Date shall not constitute a breach of this Agreement;

(d) by the Company at any time prior to the Effective Time, in order to enter into a definitive written agreement providing for a Superior Proposal in accordance and compliance with Section 5.3(d);

(e) by Parent, at any time prior to the Effective Time, if there has been any breach or violation of any representation, warranty, covenant or agreement of the Company contained in this Agreement which would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and which such failure is not capable of being cured, or is not cured by the Company on or before the earlier of (i) the End Date and (ii) thirty days after delivery of written notice thereof by Parent; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.1(e) if either if Parent or Merger Sub is then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement; or

(f) by Parent, at any time prior to the Effective Time, if an Adverse Recommendation Change shall have occurred or if the Company shall have committed a Willful Breach of Section 5.3 (or be deemed pursuant to the terms thereof to have committed a Willful Breach of Section 5.3).

8.2 Effect of Termination.  In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, written notice thereof shall be given to the other party or parties specifying the provisions of Section 8.1 pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of the Company, Parent or Merger Sub, other than the final sentence of Section 6.3(a), this Section 8.2, Section 8.3 and Section 9, which provisions shall survive such termination; provided, however, that except as set forth in, and subject to the terms and conditions of, Section 8.3, such termination shall not relieve any party of liability and each party shall remain liable for losses resulting from any Fraud or Willful Breach of this Agreement prior to or in connection with such termination.

8.3 Fees and Expenses.  Except as specifically provided for herein, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether such transactions are consummated or not.

(a) The Company shall pay to Parent the Termination Fee if:

(i) the Company terminates this Agreement pursuant to Section 8.1(d) or Parent terminates this Agreement pursuant to Section 8.1(f); or

(ii) (A) an Alternative Proposal shall have been made to the Company or to the Company's stockholders generally after the date of this Agreement, and become publicly known or announced (and not publicly withdrawn prior to termination of this Agreement as described in this clause (ii)) prior to the date this Agreement is terminated and (1) this Agreement is terminated pursuant to Section 8.1(b)(i); or (2) this Agreement is terminated pursuant to Section 8.1(d); and (B) within nine months of such termination, the Company enters into a definitive agreement with respect to such Alternative Proposal or an Alternative Proposal is consummated; provided, however, that for purposes of this Section 8.3(a)(ii), the references to 20% in the definition of "Alternative Proposal" shall be deemed to be references to 50.1%.

Any Termination Fee due under this Section 8.3(a) shall be paid by wire transfer of immediately available funds to an account designated by Parent (x) in the case of clause (i) above, on the Business Day immediately following the date of termination of this Agreement (or simultaneously with such termination, in the case of termination pursuant to Section 8.1(d)) and (y) in the case of clause (ii) above, within two Business Days of the earlier of the date of entry into a definitive agreement and the date of consummation of an Alternative Proposal.  In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(b) Parent shall pay to the Company the Termination Fee if this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) solely due to Parent's failure to pay the Merger Consideration pursuant to Section 2 in full by the End Date (and Parent and the Company agree that Parent's failure to pay the Merger Consideration pursuant to Section 2 in full shall not constitute a breach of this Agreement).  The Company agrees that the payment of the Termination Fee pursuant to this Section 8.3(b) shall be the Company's sole recourse for the Parent's failure to pay the Merger Consideration in full by the End Date and the Company's or Parent's termination of this Agreement pursuant to Section 8.1(b)(i) as a result thereof.

Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of immediately available funds to an account designated by the Company within three Business Days following the date of termination of this Agreement.  In no event shall Parent be obligated to pay the Termination Fee on more than one occasion.

(c) The parties acknowledge and agree that the agreements contained in Section 8.3(a) and Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement.  Each party acknowledges that all of the payment amounts set out in Section 8.3(a) and Section 8.3(b) are payments of liquidated damages which are a genuine pre-estimate of the damages, which Parent or the Company, as applicable, will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Agreement and are not penalties. Each of the Parent and the Company irrevocably waive any right it may have to raise as a defense that any such liquidated damages are excessive or punitive. Notwithstanding any other provision of this Agreement, including Section 9.10, the parties agree that the payment of the Termination Fee shall be the sole and exclusive remedy available to the Parent Related Parties against the Company Related Parties or the Company Related Parties against the Parent Related Parties for all Losses suffered as a result of the event giving rise to such payment, and, upon payment of the Termination Fee, the Company Related Parties or the Parent Related Parties, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and the Company Related Parties or the Parent Related Parties, as applicable, shall be precluded from any other remedy against the other Party at law or in equity or otherwise (including, without limitation, an order for specific performance), except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein; provided, however, that any Termination Fee received by Parent or the Company, as applicable, shall reduce the amount of any damages payable by the Company or Parent, as applicable, if any, in respect of any such Fraud or Willful Breach.

(d) Except as otherwise provided in Section 2.2(c), all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne by Parent and expressly shall not be a liability of the Company or the holders of Company Common Stock.  Parent shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees.

8.4 Amendment.  This Agreement may be amended by the parties at any time prior to the Effective Time, but only by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver.  At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; (c) waive compliance with any covenants and agreements contained in this Agreement; or (d) waive the satisfaction of any of the conditions contained in this Agreement as provided herein.  No extension or waiver, or termination of this Agreement, by the Company shall require the approval of the Company's stockholders unless such approval is required by Law.  Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the party to be bound thereby.  The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

9. Miscellaneous

9.1 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 9.1 shall not limit Section 8.2 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

9.2 Acknowledgment of Disclaimer of Other Representations and Warranties.

(a) The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3 and any certificate delivered hereunder, (i) neither Parent nor Merger Sub makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and the Company is not relying on any representation or warranty except for those expressly set forth in Section 3, and (ii) no Person has been authorized by Parent or Merger Sub to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by the Company as having been authorized by such entity.

(b) Parent and Merger Sub each acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 4 and any certificate delivered hereunder, (i) neither the Company nor any Company Subsidiary makes, or has made, any representation or warranty relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Section 4, (ii) no Person has been authorized by the Company or any Company Subsidiary to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and, if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such entity, and (iii) any estimate, projection, prediction, data, financial information, memorandum, presentation or any other materials or information provided or addressed to Parent, Merger Sub or any of their Affiliates or their respective Representatives, including any materials or information made available in the data room in connection with the transactions contemplated hereby, via confidential information memorandum or in connection with presentations by the Company's management or otherwise, whether made prior to or after the date hereof, are not and shall not be deemed to be or include representations or warranties unless, and then solely to the extent that, any such materials or information is the subject of any representation or warranty set forth in Section 4.

9.3 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally; (b) on the date sent if sent by electronic mail; (c) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier; or (d) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Company, to:

CounterPath Corporation
Suite 300, One Bentall Centre
505 Burrard Street
Vancouver, British Columbia, Canada V7X 1M3
Attention:  David Karp
Email:

with a copy (which shall not constitute notice) to:

Clark Wilson LLP
900 - 885 West Georgia Street
Vancouver, British Columbia, Canada V6C 3H1
Attention: Virgil Hlus
Email:

If to Parent or Merger Sub, to:

Alianza Corporation
1064 S. North County Boulevard, Suite 500

Pleasant Grove, Utah 84062
Attention: Brian Beutler

Email:

with a copy (which shall not constitute notice) to:

Holland & Hart LLP
222 South Main Street
Suite 2200
Salt Lake City, Utah 84101
Attention: Marc Porter
Email:

9.4 Interpretation.  When a reference is made in this Agreement to a Section or an Exhibit, such reference shall be to a Section or an Exhibit of or to this Agreement unless otherwise indicated.  The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized term used in any Exhibit but not otherwise defined therein shall have the meaning assigned to such term in this Agreement.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."  The words "hereof", "hereto", "hereby", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The term "or" is not exclusive.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  All pronouns and any variations thereof refer to the masculine, feminine or neuter as the context may require.  Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated.  Unless otherwise specifically indicated, all references to "dollars" and "$" will be deemed references to the lawful money of the United States of America.  The phrases "provided to", "furnished to", "made available", and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the party to which such information or material is to be provided in the virtual data room set up by the Company in connection with this Agreement prior to the date hereof or directly to Parent or any of its Representatives.

9.5 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.5 with respect thereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.6 Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or by email with .pdf attachments, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

9.7 Entire Agreement; No Third-Party Beneficiaries.  This Agreement (including the Company Disclosure Schedules and the Exhibits hereto), taken together with the Confidentiality Agreement and the other documents delivered in connection with this Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Merger and the other transactions contemplated by this Agreement.  This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies; provided that the rights of the Company's stockholders to receive the Merger Consideration and of the holders of the Company's equity and equity-based awards to receive the applicable consideration set forth in Section 2.2, as the case may be, following the Effective Time, each of which shall be for the benefit of, and shall be enforceable by, each such holder following the Effective Time.

9.8 Governing Law; Consent to Jurisdiction

(a) This Agreement and all proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with, the laws of the State of Nevada, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Nevada.

(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Nevada, or any federal court sitting in the State of Nevada, in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the state courts of the State of Nevada, or any federal court sitting in the State of Nevada, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any proceeding arising out of or relating to this Agreement and (v) agrees that each of the other parties shall have the right to bring any proceeding for enforcement of a judgment entered by the state courts of the State of Nevada or any federal court sitting in the State of Nevada.  Each of Parent, Merger Sub and the Company agrees that a final judgment in any proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c) Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.8(b) in any such proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.3.  However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.

9.9 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties.  Any purported assignment without such consent shall be void.  Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and assigns.

9.10 Specific Performance.  The parties agree that if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy at law or in equity.  The parties further agree not to assert that a remedy of injunctive relief, specific performance or other equitable relief is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.  Each of the parties hereby waives (a) any defenses in any action for injunctive relief, specific performance or other equitable relief, including the defense that a remedy at law would be adequate, and (b) any requirement under law to post a bond or other security as a prerequisite to obtaining such relief.  The election of the Company to pursue an injunction, specific performance or other equitable relief shall not restrict, impair or otherwise limit the Company from seeking to terminate this Agreement and/or damages for liability of Parent or Merger Sub for Willful Breach as provided in Section 8.1 and Section 8.3.  Except as otherwise set forth in this Agreement, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief.  Notwithstanding anything to the contrary in this Section 9.10, the parties agree that the payment of a Termination Fee pursuant to Section 8.3 shall be the sole and exclusive remedy available to the Parent Related Parties against the Company Related Parties or the Company Related Parties against the Parent Related Parties for all Losses suffered as a result of the event giving rise to such payment, and, upon payment of the Termination Fee, the Company Related Parties or the Parent Related Parties, as applicable, shall have no further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby, except in the event of Fraud or any Willful Breach of any representation, warranty or covenant or agreement contained herein; provided, however, that any Termination Fee received by Parent or the Company, as applicable, shall reduce the amount of any damages payable by the Company or Parent, as applicable, if any, in respect of any such Fraud or Willful Breach.

9.11 Non-Recourse.  This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against (a) Parent and Merger Sub (and not any other Parent Related Party) or (b) the Company (and not any other Company Related Party), then in each case only with respect to the specific obligations set forth herein with respect to such party.  Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such named party in this Agreement and not otherwise), no Parent Related Party or Company Related Party, as the case may be, shall have any liability for any obligations or liabilities of Parent or Merger Sub, on the one hand, or the Company, on the other hand, for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, any failure of the transactions contemplated by this Agreement to be consummated or any breach or failure to perform hereunder.

9.12 WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF THIS AGREEMENT, THE MERGER OR ANY OF THE OTHER TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

(Remainder of Page Intentionally Left Blank)

IN WITNESS WHEREOF, the Company, Parent and Merger Sub have duly executed this Agreement, all as of the date first written above.

COMPANY:

COUNTERPATH CORPORATION

Signature: /s/ David Karp
 Print Name: David Karp
 Print Title: Chief Executive Officer

PARENT:

ALIANZA, INC.

Signature: /s/ Brian Beutler
 Print Name: Brian Beutler
 Print Title: Chief Executive Officer

MERGER SUB:

COUNTERPATH MERGER SUB, INC.

Signature: /s/ Brian Beutler
 Print Name: Brian Beutler
 Print Title: President

(Signature Page to Agreement and Plan of Merger)

SCHEDULE A

"Acceptable Confidentiality Agreement" has the meaning set forth in Section 5.3(f)(iii).

"Adverse Recommendation Change" has the meaning set forth in Section 5.3(a).

An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

"Agreement" has the meaning set forth in the Preamble.

"Alantra means Alantra, LLC.

"Alternative Proposal" has the meaning set forth in Section 5.3(f)(i).

"Amended and Restated Employment Agreements" has the meaning set forth in Section 6.13.

"Anti-Corruption Laws" means the Foreign Corrupt Practices Act of 1977, as amended, Corruption of Foreign Public Officials Act (Canada), as amended, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) relating to foreign corrupt practices, or any other anti-corruption or anti-money laundering or campaign finance applicable Law.

"Articles of Merger" has the meaning set forth in Section 1.3.

"BCSC" means the British Columbia Securities Commission.

"Business Day" means any day other than (a) a Saturday or a Sunday or (b) a day on which banking institutions are authorized or required by Law to be closed in Las Vegas, Nevada or Vancouver, British Columbia.

"Canadian Securities Authorities" means the BCSC and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada.

"Canadian Securities Laws" means the Securities Act (BC), together with all other applicable provincial securities laws, rules and regulations and published policies thereunder, as now in effect and as they may be promulgated or amended from time to time.

"Capitalization Date" has the meaning set forth in Section 4.3.

"Certificate" has the meaning set forth in Section 2.1(c).

"Closing" has the meaning set forth in Section 1.2.

"Closing Date" has the meaning set forth in Section 1.2.

"Code" means the Internal Revenue Code of 1986, as amended.

"Collective Agreement" has the meaning set forth in Section 4.17.

"Committee" has the meaning set forth in the Recitals.

"Company" has the meaning set forth in the Preamble.

"Company Benefit Plan" has the meaning set forth in Section 4.10(a).

"Company Board" has the meaning set forth in the Recitals.

"Company Bylaws" has the meaning set forth in Section 4.1.

"Company Capital Stock" has the meaning set forth in Section 4.3(a).

"Company Common Stock" means the shares of common stock of the Company.

"Company Charter" has the meaning set forth in Section 4.1.

"Company Deferred Share Unit" means any Deferred Share Unit granted under the Company Deferred Share Unit Plan.

"Company Deferred Share Unit Plan" means the Deferred Share Unit Plan of the Company.

"Company Disclosure Schedules" means the Disclosure Schedules delivered by the Company to Parent on the date hereof regarding certain exceptions to the representations and warranties set forth in Section 4 and certain other matters provided by this Agreement; it being understood and agreed that any disclosure set forth in one section or subsection of Section 4 of the Company Disclosure Schedules shall be deemed to be disclosed by the Company for any other section or subsection of Section 4 to the extent it is reasonably apparent on its face that such disclosure is relevant to such other section or subsection of Section 4.

"Company Employee" has the meaning set forth in Section 5.1.

"Company ESPP" means the Company's Employee Share Purchase Plan, as may be amended from time to time.

"Company Indemnified Liabilities" has the meaning set forth in Section 6.6.

"Company Intellectual Property" means all Intellectual Property Rights and Technology that are owned or purported to be owned by or exclusively licensed or purported to be exclusively licensed to the Company or any of the Company Subsidiaries.  For purposes of clarity, the reference in the immediately preceding sentence to Technology "owned" or "exclusively licensed" by the Company or any of the Company Subsidiaries refers to ownership or exclusive license of Intellectual Property Rights in and to such Technology, and not mere ownership of a copy.  By way of example, a book purchased from a Person by the Company would not constitute "Company Intellectual Property."

"Company Intellectual Property Registrations" has the meaning set forth in Section 4.16(a).

"Company Material Adverse Effect" means any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have, a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided, however, that solely with respect to the preceding clause, any fact, circumstance, occurrence, effect, change, event or development to the extent arising from or related to: (a) conditions affecting the Canadian and United States economy, or any other national or regional economy or the global economy generally; (b) political conditions in Canada or the United States or any other country or region in the world, acts of war, sabotage, terrorism or epidemics, pandemics or natural disasters (including any escalation or general worsening of any of the foregoing) in Canada or the United States or any other country or region of the world; (c) changes in the financial, credit, banking or securities markets in Canada or the United States or any other country or region in the world (including any disruption thereof and any decline in the price of any security or any market index); (d) changes required by GAAP or other accounting standards (or interpretation or enforcement thereof); (e) changes in any Laws or Orders issued by any Governmental Entity (or interpretation or enforcement thereof); (f) changes generally affecting the industries in which the Company and the Company Subsidiaries operate; (g) any failure by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions or any decline in the market price or trading volume of the Company Common Stock, as well as any changes in credit ratings and any changes in any analysts' recommendations or ratings with respect to the Company or any of the Company Subsidiaries (provided that the underlying causes of any such failure or decline may be considered in determining whether a Company Material Adverse Effect has occurred to the extent not otherwise excluded by another exception herein); (h) the public announcement (including as to the identity of the parties hereto) or pendency of the Merger or any of the other transactions contemplated hereby, including by reason of the identity of Parent or any communication by Parent or any of its Affiliates regarding the plans or intentions of Parent with respect to the conduct of the business of the Company, including the impact of the foregoing on any relationships with customers, suppliers, vendors, employees or regulators; or (i) the availability or cost of equity, debt or other financing to Parent, Merger Sub or the Surviving Corporation, shall not be taken into account in determining whether a Company Material Adverse Effect has occurred; provided, however, that, any fact, circumstance, occurrence, effect, change, event or development referred to in each of the foregoing clauses (a), (b), (c), (d), (e) or (f) may be taken into account in determining whether a Company Material Adverse Effect has occurred to the extent materially disproportionately affecting the Company and the Company Subsidiaries, taken as a whole, relative to other companies of a similar size in the industries in which the Company and the Company Subsidiaries operate.

"Company Products" has the meaning set forth in Section 4.16(b).

"Company Recommendations" has the meaning set forth in Section 4.4.

"Company Related Parties" means, collectively, the Company and the Company Subsidiaries and any of their respective former, current or future stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

"Company SEC Documents" has the meaning set forth in Section 4.6(a).

"Company SEDAR Documents" has the meaning set forth in Section 4.6(a).

"Company Software" has the meaning set forth in Section 4.16(q).

"Company Source Code" means any source code for any Software used in the conduct of the businesses of the Company or any of the Company Subsidiaries that is owned by the Company or any of the Company Subsidiaries.

"Company Stock Award" means each Company Stock Option and each Company Deferred Share Unit issued under any Company Stock Plan.

"Company Stockholder Approval" has the meaning set forth in Section 4.4.

"Company Stockholder Meeting" has the meaning set forth in Section 4.4.

"Company Stock Option" means any option to purchase Company Common Stock granted under any Company Stock Plan.

"Company Stock Option Plan" means the Company's 2010 Stock Option Plan and any predecessor plans included in such 2010 Stock Option Plan under which there are continuing Company obligations.

"Company Stock Plans" means the Company's equity-based compensation plans, including the Company Stock Option Plan and the Company Deferred Share Unit Plan, in each case, as may be amended from time to time.

"Company Subsidiary" means any Subsidiary of the Company.

"Company Transaction Expenses" means (a) all transaction fees, payments and expenses, (b) all fees of the Paying Agent, (c) 50% of the D&O Tail Insurance Premium, (d) management exit payments, change in control payments, employee bonuses and similar payments paid for work on completing the transactions contemplated hereby or payable upon the consummation of the transactions contemplated hereby (excluding payments that may be due to certain Key Employees and David Karp following the Closing Date under the terms of their employment agreements with the Company), (e) any other change in control or similar payment required to be made in connection with the consummation of the transactions contemplated hereby; (f) all payments made or required to be made in connection with the termination of any Company Employees and (g) payments to all attorneys, accountants, actuaries, consultants, experts, investment bankers or other professionals, if any, engaged by or on behalf of the Company or any Company Subsidiary in connection with this Agreement and the transactions contemplated hereby, in each case incurred or accrued at or before the date of this Agreement or the Effective Time, as the context requires in this Agreement, and payable by or on behalf of the Company or any Company Subsidiary.

"Company's IP and Technology" has the meaning set forth in Section 4.16(d).

"Competition Act" means the Competition Act (Canada), as amended.

"Confidentiality Agreement" has the meaning set forth in Section 6.3(a).

"Consent" has the meaning set forth in Section 3.3(b).

"Continuing Employee" has the meaning set forth in Section 6.12(a).

"Contract" has the meaning set forth in Section 3.3(a).

"Contributor" has the meaning set forth in Section 4.16(l).

"Contributor Agreement" has the meaning set forth in Section 4.16(l).

"Copyleft License" means any license that requires, as a condition of use, modification or distribution of Copyleft Materials, that such Copyleft Materials, or other software or content incorporated into, derived from, used, or distributed with such Copyleft Materials: (a) in the case of software, be made available to any third-party recipient in a form other than binary (e.g., source code) form, (b) be made available to any third-party recipient under terms that allow preparation of derivative works, (c) in the case of software, be made available to any third-party recipient under terms that allow software or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than to the extent any contrary restriction would be unenforceable under law), or (d) be made available to any third-party recipient for no license fee.  Copyleft licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons "sharealike" licenses.

"Copyleft Materials" means any Software or content subject to a Copyleft License.

"Dissenting Shares" has the meaning set forth in Section 2.3(a).

"D&O Tail Insurance" has the meaning set forth in Section 6.6.

"D&O Tail Insurance Premium" has the meaning set forth in Section 6.6.

"Effective Time" has the meaning set forth in Section 1.3.

"End Date" has the meaning set forth in Section 8.1(b)(i).

"Environmental Laws" means applicable Laws imposing liability or standards of conduct for, or relating to, regulating or governing pollution or protection of the environment, human health, or safety, (including ambient air, surface water, ground water, wetlands, land surface or subsurface strata, wildlife, aquatic species, vegetation and natural resources), including applicable Laws governing production, use, storage, treatment, transportation, disposal, handling, emissions, discharges, releases or threatened releases of, or exposure to, Hazardous Substances or the investigation, clean-up or remediation of Hazardous Substances.

"Environmental Permits" means Permit required by Environmental Laws for the business of the Company and the Company Subsidiaries.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

"ERISA Affiliate" means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same "controlled group" as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

"Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

"Fairness Opinion" has the meaning set forth in Section 4.4.

"Filed Company Contract" has the meaning set forth in Section 4.14(a).

"Filed Company SEC Documents" has the meaning set forth in Section 4.

"Final Offering" has the meaning set forth in Section 2.4(d).

"Fraud" means fraud committed by a party hereto in the making of such party's representations and warranties expressly set forth in Section 3 (with respect to Parent and Merger Sub) and Section 4 (with respect to the Company) and requires: (a) a party to make a material false representation herein with knowledge or belief that such representation is false and an intention to deceive or mislead the other party, (b) the other party to act or not act in reliance upon such false representation, and (c) the other party to have suffered damage by reason of such reliance.

"GAAP" has the meaning set forth in Section 4.6(b).

"Governmental Approvals" has the meaning set forth in Section 6.4(a).

"Governmental Entity" has the meaning set forth in Section 3.3(b).

"Hazardous Substances" means any pollutant, contaminant, chemical, petroleum (including any fraction, derivatives, by-products thereof and petroleum hydrocarbons), asbestos or asbestos-containing material, polychlorinated biphenyls, or industrial, solid, toxic, radioactive, ignitable, corrosive, reactive, infectious, disease-causing or hazardous or deleterious substance, material, waste, chemicals or agent, including all substances, materials, wastes, chemicals or agents which are identified, regulated, the subject of liability or requirements for investigation or remediation under, or otherwise subject to, any Environmental Law.

"Inbound Intellectual Property Contracts" has the meaning set forth in Section 4.14(b)(vii).

"Indebtedness" means, with respect to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) obligations under letters of credit, bank guarantees and other similar contractual obligations entered into by or on behalf of such Person, (d) leases that are required to be capitalized in accordance with GAAP under which such Person is the lessee, (e) the deferred purchase price of goods or services (other than trade payables or accruals in the ordinary course of business consistent with past practice), including any "earn-out" payments, contingent payments, seller notes or other similar obligations in connection with the acquisition of a business, (f) net liabilities arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, or (g) any guarantee of (or similar commitment regarding) any of the foregoing.

"Inquiry" has the meaning set forth in Section 5.3(a).

"Intellectual Property Contracts" has the meaning set forth in Section 4.14(b)(vii).

"Intellectual Property Rights" means all intellectual property rights which may exist or be created, whether registered or unregistered, of every kind and description throughout the world, including common law and statutory rights in and to (a) patents, patent applications, invention disclosures and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof (collectively, "Patents"); (b) trademarks, service marks, trade names, logos, slogans, trade dress, design rights and other similar designations of source or origin, together with the goodwill associated with any of the foregoing (collectively, "Trademarks"); (c) copyrights and copyrightable subject matter, including moral rights (collectively, "Copyrights"); (d) rights in Software (whether in source code, object code or other form), algorithms, databases, works or other materials, manuals, compilations and data; (e) trade secrets and all other confidential and proprietary information, ideas, know-how, marketing and technical information, product specifications, compositions, inventions, processes, formulae, models and methodologies, whether patentable (collectively, "Proprietary Information"); (f) social media accounts and handles, domain names and uniform resource locators (collectively, "Domain Names"); (g) all moral and economic rights of authors and inventors, however denominated, (h) all rights in the foregoing and other proprietary rights in Technology or other intangible assets, including the right to enforce and recover damages for infringement or misappropriation; and (i) all rights in or relating to applications, registrations, renewals, extensions, combinations, divisions, continuations and reissues for the foregoing.

"Investment Canada Act" means the Investment Canada Act, as amended.

"IRS" has the meaning set forth in Section 4.10(a).

"IT Systems" means all Software, firmware, hardware (including computers, servers, databases, peripheral devices and telecommunications devices), networks, interfaces, platforms and related systems, in each case, whether owned, leased, licensed or used by or in the custody of the Company or any of the Company Subsidiaries.

"ITA" means the Income Tax Act (Canada).

"Key Employee Stakeholders" means Todd Carothers, Jim O'Brien, Rahim Rehmat and David Karp.

"Key Employees" means Todd Carothers, Jim O'Brien and Rahim Rehmat.

"Key Non-Employee Stakeholders" means Wesley Clover International Corporation, Owen Matthews, Steven Bruk, Karen Bruk, KMB Trac Two Holdings Ltd., David Karp, Todd Carothers, Jim O'Brien and Rahim Rehmat.

"Knowledge" means, with respect to any matter in question, (a) in the case of the Knowledge of the Company, the actual knowledge of the acting Chief Executive Officer, the Vice President of Finance, the Chief Revenue Officer, the Vice President of Technology, the Vice President of Client Development and Vice President of Server Engineering, Operations and IT, and (b) in the case of the Knowledge of Parent or Merger Sub, the actual knowledge of Brian Beutler, in each case, after reasonable inquiry.

"Law" has the meaning set forth in Section 3.3(a).

"Leased Real Property" has the meaning set forth in Section 4.15(b).

"Letter of Transmittal" has the meaning set forth in Section 2.2(b).

"Liens" means any pledge, lien, easement, right-of-way, encroachment, restriction, charge, mortgage, encumbrance, right of first refusal, preemptive right, transfer restriction, security interest or other right or restriction of any nature.

"Major Customer" has the meaning set forth in Section 4.23.

"Major Supplier" has the meaning set forth in Section 4.23.

"Material Contract" has the meaning set forth in Section 4.14(b).

"Merger" has the meaning set forth in the Recitals.

"Merger Consideration" has the meaning set forth in Section 2.1(c).

"Merger Sub" has the meaning set forth in the Preamble.

"Merger Sub Common Stock" has the meaning set forth in Section 2.1.

"MI 61-101" means Multilateral Instrument 61-101 Protection of Minority Security Holders in Special Transactions.

"Multiemployer Plan" has the meaning set forth in Section 4.10(c).

"NASDAQ" means The NASDAQ Stock Market LLC.

"Nevada Secretary" means the Secretary of State of the State of Nevada.

"Non-U.S. Plan" means any Company Benefit Plan established or maintained in a jurisdiction other than the United States.

"Notice Period" has the meaning set forth in Section 5.3(d)(i).

"NRS" has the meaning set forth in the Recitals.

"Off-the-Shelf Software" means any Software that is commercially available on standard terms in object code form or as software-as-a-service available for less than $10,000 in the aggregate.

"Open Source License" means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including but not limited to any license approved by the Open Source Initiative, or any Creative Commons License. For avoidance of doubt, Open Source Licenses include Copyleft Licenses.

"Open Source Materials" means any Software or content that is subject to an Open Source License.

"Order" has the meaning set forth in Section 3.3(a).

"Outbound Intellectual Property Contracts" has the meaning set forth in Section 4.14(b)(vii).

"Parent" has the meaning set forth in the Preamble.

"Parent Material Adverse Effect" means, with respect to Parent or Merger Sub, any fact, circumstance, occurrence, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger on or before the End Date.

"Parent Related Parties" means, collectively, Parent, Merger Sub and their respective Affiliates, or any of their or their Affiliates' respective, direct or indirect, former, current or future general or limited partners, stockholders, managers, members, directors, officers, employees, agents, advisors, other representatives or successors or assignees of any of the foregoing.

"Paying Agent" has the meaning set forth in Section 2.2(a).

"Payment Fund" has the meaning set forth in Section 2.2(a).

"Per Share Purchase Price" means $3.49, subject to adjustment pursuant to Section 2.1(d).

"Permits" means licenses, permits, certificates, consents, franchises (including similar authorizations or permits), exemptions, variances, qualifications, accreditations, and other approvals and authorizations of any Governmental Entity.

"Permitted Liens" means, collectively, (a) suppliers', mechanics', carriers', workmen's, repairmen's, materialmen's, warehousemen's, construction and other similar Liens arising or incurred by operation of Law or otherwise incurred in the ordinary course of business consistent with past practice (i) that are for amounts not due and payable or that are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP and (ii) that are not, individually or in the aggregate, material to the business of the Company and the Company Subsidiaries; (b) Liens for Taxes, utilities and other governmental charges that are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (c) requirements and restrictions of zoning, building and other applicable Laws and municipal bylaws, and development, site plan, subdivision or other agreements with municipalities that do not materially interfere with the market value or marketability of the impacted property or the business of the Company and the Company Subsidiaries and the Company Subsidiaries as currently conducted; (d) non-exclusive licenses granted to customers under Intellectual Property Rights in the ordinary course of business consistent with past practice; (e) statutory Liens of landlords for amounts not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP; (f) deposits made in the ordinary course of business to secure payments of worker's compensation, unemployment insurance or other types of social security benefits or the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money), public or statutory obligations, and surety, stay, appeal, customs or performance bonds, or similar obligations arising, in each case, in the ordinary course of business; (g) Liens in favor of customs and revenue authorities arising as a matter of law and in the ordinary course of business to secure payment of customs duties in connection with the importation of goods; (h) Liens resulting from securities Laws; (i) Liens incurred in the ordinary course of business in connection with any purchase money security interests, equipment leases or similar financing arrangements; (j) recorded or unrecorded easements, rights of way, covenants and other similar encumbrances or defects or imperfections of title that do not in any instance secure an obligation to pay money and do not materially impair the use, operation or occupancy of the Leased Real Property by the Company or applicable Company Subsidiary or materially detract from the value or marketability of such property based upon its current use; (k) Liens that affect the underlying fee interest of the Leased Real Property; and (l) Liens discharged at or prior to the Effective Time.

"Permitted Source Code Disclosures" has the meaning set forth in Section 4.16(k).

"Person" means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

"Personal Data" means any data or information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular consumer or household, or any other data or information that constitutes personal data or personal information under any applicable Privacy Law or any policy of the Company or any of the Company Subsidiaries relating to privacy.

"Preferred Stock" has the meaning set forth in Section 4.3(a).

"Privacy Laws" means all Laws worldwide relating to the privacy and/or security of Personal Data and all binding guidance thereunder issued by a Governmental Entity, including the Personal Information Protection and Electronic Documents Act (Canada) and substantially similar provincial legislation in Canada, Section 5 of the Federal Trade Commission Act, the CAN-SPAM Act, the EU General Data Protection Regulation (EU) 2016/679 and all laws implementing it, the California Consumer Privacy Act of 2018 (upon and after its entry into effect), Children's Online Privacy Protection Act, state data breach notification Laws, state data security Laws and state social security number protection Laws.

"Proxy Statement" has the meaning set forth in Section 6.1.

"Real Estate Leases" has the meaning set forth in Section 4.15(b).

"Regulatory Laws" means the HSR Act, the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder, and any other federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

"Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing, or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata).

"Representatives" has the meaning set forth in Section 5.3(a).

"Required Consents" means written consents to the transactions contemplated by this Agreement from the counterparties to the agreements set forth on Schedule 6.5 of the Company Disclosure Schedules.

"Sanctioned Country" means any country or territory with which dealings are broadly and comprehensively prohibited by any country or territory-wide Sanctions Laws (currently Crimea, Cuba, Iran, North Korea and Syria).

"Sanctioned Person" means any Person (a) subject to Sanctions Laws imposed by the United States, Canada, the United Kingdom, the European Union, or the United Nations; (b) any Person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country and (c) any Person directly or indirectly 50% or greater owned or controlled by a Person described in (a) or (b).

"Sanctions Laws" means all national and supranational laws, regulations, decrees, orders, or other acts with force of law of the United States, Canada, the United Kingdom, or the European Union, or United Nations Security Council resolutions concerning trade and economic sanctions, including embargoes, the freezing or blocking of assets of targeted Persons, other restrictions on exports, imports, investment, payments, or other transactions targeted at particular Persons or countries, including any Laws threatening to impose such trade and economic sanctions on any Person for engaging in proscribed or targeted behavior.

"SEC" means the U.S. Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

"Securities Act (BC)" means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time.

"SEDAR" means the System for Electronic Document Analysis and Retrieval described in National Instrument 13-101 - System for Electronic Document Analysis and Retrieval of the Canadian Securities Administrators and available for public view at www.sedar.com.

"Software" means computer programs, including implementations of algorithms, models and methodologies, whether in source code or object code form; all descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, including user interfaces, report formats, firmware, development tools, scripts, templates, menus, buttons and icons; and all documentation, including user manuals and other training documentation, related to any of the foregoing.

"Solvent" means that, as of any date of determination and with respect to any Person: (a) the sum of the debt (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the present assets of such Person and its Subsidiaries, taken as a whole; (b) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its Subsidiaries, taken as a whole; and (c) such Person and its Subsidiaries, taken as a whole, do not have or intend to incur debts including current obligations beyond their ability to pay such debts as they mature in the ordinary course of business; provided, however, for the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

"Surviving Corporation" has the meaning set forth in Section 1.1.

A "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which that is sufficient to elect at least a majority of its board of directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person (either alone or through or together with any other Subsidiary).

"Superior Proposal" has the meaning set forth in Section 5.3(f)(ii).

"Tax Law" means any Law relating to Taxes.

"Tax Returns" means all Tax returns, declarations, statements, reports, schedules, forms and information returns, any amended Tax return and any other document filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or payment of any Tax (including in each case any amendments thereto and any schedule or statement thereto), and any document with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, statement, report, schedule, form, information return or other document.

"Taxes" means all federal, state, local, and foreign taxes, withholdings, charges, fees, levies or other assessments or similar charges of any kind whatsoever imposed by any Governmental Entity, including any income, excise, gross receipts, gross income, ad valorem, profits, gains, property, escheat, unclaimed property, capital, sales, transfer, use, payroll, employment, withholding, franchise, value added, stamp, occupation, licensing, recording, documentary, environmental, windfall profit and other taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges including taxes, charges or other assessments imposed pursuant to Treasury Regulation Section 1.1502-6, or any similar provision of state, local or foreign Law, as a result of membership in an affiliated, consolidated, combined or unitary group, or under contract, as a transferee or successor or otherwise by operation of Law), together with all interest, penalties and additions imposed with respect to such amounts.

"Technology" means discoveries and inventions (whether patentable or not and whether or not reduced to practice), improvements, trade secrets, proprietary information, know how, databases and data collections, invention disclosures, technical data, research and development, customer lists, Software, user interfaces, application programing interfaces (APIs), designs, schematics, apparatus, formulae, algorithms, specifications, processes, procedures, methods, techniques, programs, subroutines, tools, business plans, product roadmaps, published and unpublished works of authorship (whether copyrightable or not), network configurations and architectures, materials, information and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing, including documentation and any other form or media and whether or not specifically listed herein).

"Termination Fee" means $1,500,000.

"Transaction Litigation" has the meaning set forth in Section 6.7(b).

"Treasury Regulations" means the temporary and final regulations promulgated under the Code by the United States Department of Treasury.

"TSX" means the Toronto Stock Exchange.

"Voting Agreement" has the meaning set forth in Section 6.14(c).

"Willful Breach" (or any variation thereof) means a material breach of this Agreement by a party hereto (or, solely with respect to Section 5.3, by an Affiliate of the Company or a Representative of the Company or any of its Affiliates) that is the consequence of an action undertaken or omission by the breaching party (or, if applicable, the breaching Representative or Affiliate), with the actual knowledge that the taking of such action or omission would, or would reasonably be expected to, cause such material breach of this Agreement.

"Withdrawal Liability" means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.